    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 2000


                                                      REGISTRATION NO. 333-48042

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                IMMUNOGEN, INC.

             (Exact name of registrant as specified in its charter)

                   MASSACHUSETTS                                         04-2726691
          (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                           Identification Number)

                               128 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 995-2500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             MITCHEL SAYARE, PH.D.
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                                IMMUNOGEN, INC.
                               128 SIDNEY STREET
                              CAMBRIDGE, MA 02139
                                 (617) 995-2500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

        WILLIAM T. WHELAN, ESQ.                           MARK KESSEL, ESQ.
      Mintz, Levin, Cohn, Ferris,                        Shearman & Sterling
        Glovsky and Popeo, P.C.                         599 Lexington Avenue
         One Financial Center                          New York, NY 10022-6069
           Boston, MA 02111                                (212) 848-4000
            (617) 542-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICAL AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 27, 2000


PROSPECTUS
                                4,000,000 Shares

                                     [LOGO]

                                  Common Stock


    We are offering 4,000,000 shares of our common stock. Our common stock trades on the Nasdaq National Market under the symbol "IMGN." On October 25, 2000, the closing sale price of our common stock as quoted on the Nasdaq National Market was $38.50.


    Our business involves significant risks. These risks are described under "Risk Factors" beginning on Page 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                                                              Per Share         Total
Public offering price.......................................  $                 $
Underwriting discounts and commissions......................  $                 $
Proceeds, before expenses, to ImmunoGen.....................  $                 $

    The underwriters may also purchase up to an additional 600,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

    The underwriters expect to deliver the shares against payment in New York,
New York on                , 2000.

                             ---------------------

SG COWEN
        ROBERTSON STEPHENS
                                                    ADAMS, HARKNESS & HILL, INC.

             , 2000

         DESCRIPTION OF INSIDE FRONT COVER ART WORK FOR EDGAR PURPOSES.

A graphic depiction of an antibody with four effector molecules and the text "four effector molecules per antibody."

A graphic depiction of antibodies with drugs attached to them targeting tumor cells with the text "antibodies target surface markers."

A graphic depiction of antibodies with drugs attached to them binding to tumor cells with the text "antibodies bind to surface markers."

A graphic depiction of antibodies entering tumor cells and releasing drugs with the text "antibodies enter cell & release effector molecules."

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "IMMUNOGEN," "WE," "US" AND "OUR" REFER TO IMMUNOGEN, INC. AND OUR SUBSIDIARIES (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      5
Forward-Looking Statements............     16
Use of Proceeds.......................     17
Dividend Policy.......................     17
Capitalization........................     18
Dilution..............................     19
Selected Consolidated Financial
  Data................................     20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     21
Business..............................     26



                                          PAGE
                                        --------
Management............................     38
Principal Stockholders................     40
Description of Capital Stock..........     42
Underwriting..........................     44
Legal Matters.........................     46
Experts...............................     46
Incorporation of Certain Information
  by Reference........................     46
Where You Can Find Additional
  Information.........................     47
Index to Consolidated Financial
  Statements..........................    F-1

                               PROSPECTUS SUMMARY


    THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AND ADDITIONAL INFORMATION INCORPORATED INTO THIS PROSPECTUS BY REFERENCE. OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5. UNLESS OTHERWISE MENTIONED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION.


                                IMMUNOGEN, INC.

    We are a leading developer of antibody-based cancer therapeutics. We intend to capitalize on the growing use of antibodies to treat cancer by using them to deliver highly potent cell-killing, or cytotoxic, agents directly to tumor cells with minimal harm to healthy tissue. We leverage our technology through collaborations such as those we have entered into with SmithKline Beecham plc, Genentech, Inc., Abgenix, Inc. and British Biotech plc.

    Our lead product candidate, huC242-DM1/SB-408075, is in two Phase I/II human clinical trials for the treatment of colorectal, pancreatic and certain non-small-cell lung cancers. In published preclinical studies, an unhumanized version of this drug completely eliminated transplanted human colorectal tumors in mice with no detectable toxicity. Our second product candidate, huN901-DM1, is a treatment for small-cell lung cancer. huN901-DM1 is currently in preclinical development and we expect it to enter clinical trials in the first quarter of 2001. In published preclinical studies, huN901-DM1 completely eliminated human small-cell lung cancer tumors in mice with no detectable toxicity.

    We call our product candidates tumor-activated prodrugs, or TAPs. Each of our TAPs consists of an antibody chemically linked, or conjugated, to a small molecule drug, known as an effector molecule. The antibodies we use target and bind to antigens primarily expressed on certain types of cancer cells. Once bound to the cell surface, the cell internalizes our TAP, triggering the release of the effector molecules which then kill the cell. We design our effector molecules to be significantly more potent than traditional chemotherapeutics and to remain chemically inactive and non-toxic until inside the cell.


    Cancer is a leading cause of death worldwide and the second leading cause of death in the United States with approximately 1.2 million new cases and over 550,000 deaths expected this year. Existing cancer therapies, including surgery, radiation therapy and chemotherapy often prove to be incomplete, ineffective or toxic to the patient. We have developed our TAP technology to address this unmet therapeutic need.


    We believe our TAP product candidates will offer advantages over other cancer treatments because we design them to have all of the following attributes:

    - HIGH SPECIFICITY. We develop our TAPs with antibodies that bind to specific markers primarily expressed on certain types of cancer cells to pinpoint treatment to the targeted cell or tumor.


    - HIGH POTENCY. We use highly potent small molecule effector drugs which are at least 100 to 1000 times more cytotoxic than traditional chemotherapeutics.


    - STABLE LINKAGE AND RELEASE. We design our TAPs with a highly stable link between the antibody and the effector molecule, allowing the potency of the effector molecule to be released only after the TAP is inside the cell.

    - MINIMAL TOXICITY. We expect our TAPs will offer the potential for an improved quality of life for patients due to reduced toxicity and more tolerable side effects.

    - NON-IMMUNOGENIC. We use fully-humanized antibodies and non-protein-based small molecule effector drugs in our TAP products. This reduces the risk that our TAPs will elicit an attack by the body's immune system, which could render them ineffective before they reach the cancerous cells.

    Our goal is to be the leader in the development of antibody-based cancer treatments. To achieve our objective, we intend to implement the following strategies:

    - expand our product pipeline;

    - license our technology;

    - retain significant product rights; and

    - broaden our technology base.

    We organized as a Massachusetts corporation in March 1981. Our principal executive offices are located at 128 Sidney Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 995-2500. We maintain a web site at http://www.immunogen.com. We do not intend for the information on our web site to be incorporated by reference into this prospectus.

                                  THE OFFERING


Common stock we are offering...............................  4,000,000 shares

Common stock to be outstanding after this offering.........  38,358,076 shares

Use of proceeds............................................  We intend to use the net proceeds from this offering for working capital and
                                                             general corporate purposes, including
                                                             research and development.

Nasdaq National Market Symbol..............................  IMGN



    The number of shares of our common stock to be outstanding after this offering is based on 34,358,076 shares of common stock outstanding as of September 30, 2000. It does not include:



    - 2,962,196 shares of our common stock reserved for issuance upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $3.48 per share, of which options to purchase 1,806,072 shares were then exercisable;



    - 2,654,732 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $4.41 per share; and



    - shares of our common stock reserved for issuance upon the exercise of other warrants in an aggregate amount equal to the quotient obtained by dividing a total of $11.1 million by the average closing sale price of our common stock on the Nasdaq National Market for the five consecutive trading days preceding the date of exercise, at an exercise price equal to such average closing sale price.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



    The following summary consolidated financial data is derived and qualified in its entirety by our consolidated financial statements and related notes. The information under "As Adjusted" in the consolidated balance sheet data below reflects the receipt of the estimated net proceeds from the sale by us of the 4,000,000 shares of common stock in this offering at an assumed public offering price of $38.50 per share, after deducting the estimated underwriting discounts and offering expenses.



                                                                                        THREE MONTHS
                                                                                            ENDED
                                                         YEAR ENDED JUNE 30,            SEPTEMBER 30,
                                                    ------------------------------   -------------------
                                                      1998       1999       2000       1999       2000
                                                    --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Total revenues....................................  $   307    $ 3,401    $ 11,181   $ 4,005    $ 1,759
Operating expenses:
  Research and development........................    5,745      6,098       8,878     1,831      3,569
  Purchase of in-process research and development
    technology....................................      872         --          --        --         --
  General and administrative......................    1,740      1,786       3,063       508        854
    Total operating expenses......................    8,357      7,884      11,942     2,339      4,423
Net earnings/(loss) from operations...............   (8,050)    (4,482)       (761)    1,666     (2,664)
Other income, net.................................      279        306         448        59        231
Net earnings/(loss)...............................   (7,611)    (4,075)       (238)    1,750     (2,433)
Net earnings/(loss) applicable to common
  stockholders....................................   (8,216)    (4,993)       (238)    1,750     (2,433)
Earnings/(loss) per common share:
  Basic...........................................  $ (0.34)   $ (0.20)   $  (0.01)  $  0.07    $ (0.07)
  Diluted.........................................  $ (0.34)   $ (0.20)   $  (0.01)  $  0.05    $ (0.07)
Average common shares outstanding:
  Basic...........................................   24,210     25,525      29,521    25,914     33,307
  Diluted.........................................   24,210     25,525      29,521    33,684     33,307



                                                                                       SEPTEMBER 30, 2000
                                                                                     ----------------------
                                                                                      ACTUAL    AS ADJUSTED
                                                                                     --------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities..................................   $30,571      $176,591
Working capital...................................................................    31,843       177,863
Total assets......................................................................    37,876       183,896
Total stockholders' equity........................................................    29,777       175,797

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, AND ADDITIONAL INFORMATION INCORPORATED IN THIS PROSPECTUS BY REFERENCE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT OUR COMPANY.

                   RISKS RELATING TO OUR COMPANY AND BUSINESS

IF OUR TAP TECHNOLOGY DOES NOT PRODUCE SAFE, EFFECTIVE AND COMMERCIALLY VIABLE PRODUCTS, OUR BUSINESS WILL BE SEVERELY HARMED.

    Our TAP technology is a novel approach to the treatment of cancer. None of our TAP product candidates has obtained regulatory approval and all of them are in early stages of development. Our TAP product candidates may not prove to be safe, effective or commercially viable treatments for cancer and our TAP technology may not result in any meaningful benefits to our current or potential collaborative partners. Furthermore, we are aware of only one chemotherapeutic product that has obtained FDA approval and is based on technology similar to our TAP technology. If our TAP technology fails to generate product candidates that are safe, effective and commercially viable treatments for cancer, and obtain FDA approval, our business will be severely harmed.

CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES WILL BE LENGTHY AND EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.


    Before obtaining regulatory approval for the commercial sale of any product candidates, we and our collaborative partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Conducting clinical trials is a time consuming and expensive process and may take years to complete. Our most advanced product candidate, huC242-DM1/SB-408075, is only in the Phase I/II stage of clinical trials and our second most advanced product, huN901-DM1, is in preclinical testing.


    Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. Frequently, drugs that have shown promising results in preclinical or early clinical trials subsequently fail to establish sufficient data of safety and effectiveness necessary to obtain regulatory approval. At any time during the clinical trials, we, our collaborative partners or the FDA might delay or halt any clinical trials for our product candidates for various reasons, including:

    - ineffectiveness of the product candidate;

    - discovery of unacceptable toxicities or side effects;

    - development of disease resistance or other physiological factors; or

    - delays in patient enrollment.

    The results of the clinical trials may fail to demonstrate the safety or effectiveness of our product candidates to the extent necessary to obtain regulatory approval or that commercialization of our product candidates is worthwhile. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

IF OUR COLLABORATIVE PARTNERS FAIL TO PERFORM THEIR OBLIGATIONS UNDER OUR AGREEMENTS, OUR ABILITY TO DEVELOP AND MARKET POTENTIAL PRODUCTS COULD BE SEVERELY LIMITED.

    Our strategy for the development and commercialization of our product candidates depends, in large part, upon the formation of collaborative arrangements. Collaborations allow us to:

    - fund our internal research and development, preclinical testing, clinical trials and manufacturing;

    - seek and obtain regulatory approvals;

    - successfully commercialize existing and future product candidates; and

    - develop antibodies for additional product candidates, and discover additional cell surface markers for antibody development.

    If we fail to secure or maintain successful collaborative arrangements, our development and marketing activities may be delayed or reduced. We may also be unable to negotiate additional collaborative arrangements or, if necessary, modify our existing arrangements on acceptable terms.

    We have entered into collaboration agreements with SmithKline Beecham and British Biotech with respect to our two most advanced product candidates, huC242-DM1/SB-408075 and huN901-DM1, respectively. The development, regulatory approval and commercialization of these two product candidates depend primarily on the efforts of these collaborative partners. We cannot control the amount and timing of resources our partners may devote to our products. Our partners may separately pursue competing products, therapeutic approaches or technologies to develop treatments for the diseases targeted by us or our collaborative efforts. Even if our partners continue their contributions to the collaborative arrangements, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Also, our partners may fail to perform their obligations under the collaboration agreements or may be slow in performing their obligations. Our partners can terminate our collaborative agreements under certain conditions. If any collaborative partner were to terminate or breach our agreement, or otherwise fail to complete its obligations in a timely manner, our anticipated revenue from the agreement and development and commercialization of our products could be severely limited. If we are not able to establish additional collaborations or any or all of our existing collaborations are terminated and we are not able to enter into alternative collaborations on acceptable terms, we may be required to undertake product development, manufacture and commercialization and we may not have the funds or capability to do this.

WE DEPEND ON A SMALL NUMBER OF COLLABORATORS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. THE LOSS OF ANY ONE OF THESE COLLABORATORS COULD RESULT IN A SUBSTANTIAL DECLINE IN REVENUE.

    We have and will continue to have collaborations with a limited number of companies. As a result, our financial performance depends on the efforts and overall success of these companies. The failure of any one of our collaboration partners to perform its obligations under its agreement with us, including making any royalty, milestone or other payments to us, could have a material adverse effect on our financial condition. Also, if consolidation trends in the healthcare industry continue, the number of our potential collaborators could decrease, which could have an adverse impact on our development efforts.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES.


    We have generated operating losses since our inception. As of September 30, 2000, we had an accumulated deficit of $156.4 million. We may never be profitable. We expect to incur substantial additional operating expenses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We intend to invest significantly in our products and bring more of the product development process in-house prior to entering into collaborative arrangements. We may also incur substantial marketing and other costs in the future if we decide to establish marketing and sales capabilities to commercialize certain of our products. None of our product candidates has generated any commercial revenue and our only revenues to date have been primarily from up-front and milestone payments from our collaboration partners. We do not expect to generate revenues from the commercial sale of our products in the foreseeable future, and we may never generate revenues from the sale of products. Even if we do successfully develop products that can be marketed and sold commercially, we will need to generate significant revenues from those products to achieve and maintain profitability. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS AND WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVALS.

    We or our collaborative partners may not receive the regulatory approvals necessary to commercialize our product candidates, which could cause our business to fail. Our product candidates are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, manufacture, safety, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of pharmaceutical products. If our potential products are marketed abroad, they will also be subject to extensive regulation by foreign governments. None of our product candidates has been approved for sale in the United States or any foreign market.

    The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish the product candidates' safety and efficacy. Data obtained from preclinical and clinical trials are susceptible to varying interpretation, which may delay, limit or prevent regulatory approval. The approval process may take many years to complete and may involve ongoing requirements for post-marketing studies. In light of the limited regulatory history of monoclonal antibody-based therapeutics, we cannot assure you that regulatory approvals for our products will be obtained without lengthy delays, if at all. Any FDA or other regulatory approvals of our product candidates, once obtained, may be withdrawn. The effect of government regulation may be to:

    - delay marketing of potential products for a considerable period of time;

    - limit the indicated uses for which potential products may be marketed;

    - impose costly requirements on our activities; and

    - provide competitive advantage to other pharmaceutical and biotechnology companies.

    We may encounter delays or rejections in the regulatory approval process because of additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us.

    Outside the United States, our ability to market a product is contingent upon receiving clearances from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with the FDA approval process.

    In addition, we are, or may become, subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. If we fail to comply with the laws and regulations pertaining to our business, we may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls, marketing restrictions and civil and criminal penalties.

WE MAY BE UNABLE TO ESTABLISH THE MANUFACTURING CAPABILITIES NECESSARY TO DEVELOP AND COMMERCIALIZE OUR POTENTIAL PRODUCTS.

    Currently, we only have one pilot manufacturing facility for the manufacture of products necessary for clinical testing. We do not have sufficient manufacturing capacity to manufacture our product candidates in quantities necessary for commercial sale. In addition, our manufacturing capacity may be inadequate to complete all clinical trials contemplated by us over time. We intend to rely in part on third-party contract manufacturers to produce large quantities of drug materials needed for clinical trials and commercialization of our potential products. Third-party manufacturers may not be able to meet our needs with respect to timing, quantity or quality of materials. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical trials may be delayed, thereby delaying the submission of product candidates for regulatory approval and the market introduction and subsequent commercialization of our potential products. Any such delays may lower our revenues and potential profitability.

    We may develop our manufacturing capacity in part by expanding our current facilities or building new facilities. Either of these activities would require substantial additional funds and we would need to hire and train significant numbers of employees to staff these facilities. We may not be able to develop manufacturing facilities that are sufficient to produce drug materials for clinical trials or commercial use. We and any third-party manufacturers that we may use must continually adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA approval of our product candidates will not be granted. In complying with these regulations and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort on production, record-keeping and quality control to assure that our potential products meet applicable specifications and other requirements. If we or any third-party manufacturer with whom we may contract fail to maintain regulatory compliance, we or the third party may be subject to fines and manufacturing operations may be suspended.

WE RELY ON ONE SUPPLIER FOR THE PRIMARY COMPONENT TO MANUFACTURE OUR SMALL MOLECULE EFFECTOR DRUG, DM1. ANY PROBLEMS EXPERIENCED BY SUCH SUPPLIER COULD NEGATIVELY AFFECT OUR OPERATIONS.


    We rely on third-party suppliers for some of the materials used in the manufacturing of our TAP product candidates and small molecule effector drugs. Our most advanced small molecule effector drug is DM1. DM1 is the cytotoxic agent used in all of our current TAP product candidates and the subject of most of our collaborations. One of the primary components required to manufacture DM1 is its precursor, ansamitocin P3. Currently, only one vendor manufactures and is able to supply us with this material. Any problems experienced by this vendor could result in a delay or interruption in the supply of ansamitocin P3 to us until this vendor cures the problem or until we locate an alternative source of supply. Any delay or interruption in our supply of ansamitocin P3 would likely lead to a delay or interruption in our manufacturing operations and preclinical and clinical trials of our product candidates, which could negatively affect our business.


WE MAY BE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO SUCCESSFULLY COMMERCIALIZE OUR POTENTIAL PRODUCTS.

    We currently have no direct sales or marketing capabilities. We anticipate relying on third parties to market and sell most of our primary product candidates. If we decide to market our potential products through a direct sales force, we would need to either hire a sales force with expertise in pharmaceutical sales or contract with a third party to provide a sales force to meet our needs. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for our potential products and be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize potential products could significantly limit the revenues we derive from these potential products, and these third parties may fail to commercialize our potential products successfully.

IF OUR PRODUCT CANDIDATES DO NOT GAIN MARKET ACCEPTANCE, OUR BUSINESS WILL
SUFFER.

    Even if clinical trials demonstrate safety and efficacy of our product candidates and the necessary regulatory approvals are obtained, our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

    - the degree of clinical efficacy and safety;

    - cost-effectiveness of our product candidates;

    - their advantage over alternative treatment methods;

    - reimbursement policies of government and third-party payors; and

    - the quality of our or our collaborative partners' marketing and distribution capabilities for our product candidates.

    Physicians will not recommend therapies using any of our future products until such time as clinical data or other factors demonstrate the safety and efficacy of such products as compared to conventional drug and other treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain indications. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payors and the medical community may not accept and utilize any product candidates that we or our collaborative partners develop. If our products do not achieve significant market acceptance, we will not be able to recover the significant investment we have made in developing such products and our business would be severely harmed.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

    The markets in which we compete are well-established and intensely competitive. We may be unable to compete successfully against our current and future competitors. Our failure to compete successfully may result in pricing reductions, reduced gross margins and failure to achieve market acceptance for our potential products.

    Our competitors include pharmaceutical companies, biotechnology companies, chemical companies, academic and research institutions and government agencies. Many of these organizations have substantially more experience and more capital, research and development, regulatory, manufacturing, sales, marketing, human and other resources than we do. As a result, they may:

    - develop products that are safer or more effective than our product candidates;

    - obtain FDA and other regulatory approvals or reach the market with their products more rapidly than we can, reducing the potential sales of our product candidates;

    - devote greater resources to market or sell their products;

    - adapt more quickly to new technologies and scientific advances;

    - initiate or withstand substantial price competition more successfully than we can;

    - have greater success in recruiting skilled scientific workers from the limited pool of available talent;

    - more effectively negotiate third-party licensing and collaboration arrangements; and

    - take advantage of acquisition or other opportunities more readily than we can.

    A number of pharmaceutical and biotechnology companies are currently developing products targeting the same types of cancer that we target, and some of our competitors' products have entered clinical trials or already are commercially available. In addition, our product candidates, if approved and commercialized, will compete against well-established existing therapeutic products that are currently reimbursed by government health administration authorities, private health insurers and health maintenance organizations.

    We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for relationships with academic and research institutions, and for licenses to proprietary technology. In addition, we anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding prodrug and antibody-based therapeutics for cancer continue to accelerate. While we will seek to expand our technological capabilities to remain competitive, research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy developed by us.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR TAP TECHNOLOGY AND OUR PRODUCT CANDIDATES COULD BE DIMINISHED.

    Our success is dependent in part on obtaining, maintaining and enforcing our patents and other proprietary rights and our ability to avoid infringing the proprietary rights of others. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and surrounded by a great deal of uncertainty and involves complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Accordingly, our pending patent applications may not result in issued patents.

    Although we own several patents, the issuance of a patent is not conclusive as to its validity or enforceability. Through litigation, a third party may challenge the validity or enforceability of a patent after its issuance. Also, patents and applications owned or licensed by us may become the subject of interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention which could result in substantial cost to us. An adverse decision in an interference proceeding may result in our loss of rights under a patent or patent application subject to such a proceeding. We cannot assure you how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents or that a challenge will result in limitations of their coverage. In addition, the cost of litigation or interference proceedings to uphold the validity of patents can be substantial. If we are unsuccessful in such proceedings, third parties may be able to use our patented technology without paying us licensing fees or royalties.

    Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In an infringement proceeding a court may decide that a patent of ours is not valid. Even if the validity of our patents were upheld, a court may refuse to stop the other party from using the technology at issue on the ground that its activities are not covered by our patents. Policing unauthorized use of our intellectual property is difficult, and we may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.


    In addition to our patent rights, we also rely on unpatented technology, trade secrets and confidential information. Others may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We may not be able to effectively protect our rights in unpatented technology, trade secrets and confidential information. We require each of our employees, consultants and corporate partners to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of our information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.


WE MAY BE SUBJECT TO SUBSTANTIAL COSTS AND LIABILITY OR BE PROHIBITED FROM COMMERCIALIZING OUR POTENTIAL PRODUCTS AS A RESULT OF LITIGATION AND OTHER PROCEEDINGS RELATING TO PATENT RIGHTS.

    Patent litigation is very common in the biotechnology and pharmaceutical industries. Third parties may assert patent or other intellectual property infringement claims against us with respect to our technologies, products or other matters. Any claims that might be brought against us relating to infringement of patents may cause us to incur significant expenses and, if successfully asserted against us, may cause us to pay substantial damages and limit our ability to use the intellectual property subject to these claims. Even if we were to prevail, any litigation could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Furthermore, as a result of a patent infringement suit, we may be forced to stop or delay developing, manufacturing or selling potential products that incorporate the challenged intellectual property unless we enter into royalty or license agreements.

    Furthermore, because patent applications in the United States are maintained in secrecy until a patent issues, others may have filed patent applications for technology covered by our pending applications. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. In addition, we sometimes undertake research and development with respect to potential products even when we are aware of third-party patents that may be relevant to our potential products, on the basis that such patents may be challenged or licensed by us. If our subsequent challenge to such patents were not to prevail, we may not be able to commercialize our potential products after having already incurred significant expenditures unless we are able to license the intellectual property on commercially reasonable terms.

    We may not be able to obtain royalty or license agreements on terms acceptable to us, if at all. Even if we were able to obtain licenses to such technology, some licenses may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Ultimately, we may be unable to commercialize some of our potential products or may have to cease some of our business operations, which could severely harm our business.

OUR INABILITY TO LICENSE FROM THIRD PARTIES THEIR PROPRIETARY TECHNOLOGIES OR PROCESSES WHICH WE USE IN CONNECTION WITH THE DEVELOPMENT AND MANUFACTURE OF OUR TAP PRODUCT CANDIDATES MAY IMPAIR OUR BUSINESS.

    Other companies, universities and research institutions have or may obtain patents that could limit our ability to use, manufacture, market or sell our product candidates or impair our competitive position. As a result, we will have to obtain licenses from other parties before we could continue using, manufacturing, marketing or selling our potential products. Any such licenses may not be available on commercially acceptable terms, if at all. If we do not obtain required licenses, we may not be able to market our potential products at all or we may encounter significant delays in product development while we redesign potentially infringing products or methods.

WE FACE UNCERTAINTIES OVER REIMBURSEMENT AND HEALTHCARE REFORM.

    In both domestic and foreign markets, future sales of our potential products, if any, will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. Even if they were to obtain regulatory approval, our product candidates may not be considered cost-effective and adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investments in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of our product candidates is approved for marketing. Adoption of such legislation and regulations could further limit reimbursement for medical products and services. If the government and third-party payors fail to provide adequate coverage and reimbursement rates for our potential products, the market acceptance of our products may be adversely affected.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD HARM OUR BUSINESS.

    Our research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources. We may be required to incur significant costs to comply with these laws in the future. Failure to comply with these laws could result in fines and the revocation of permits, which could prevent us from conducting our business.

WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE
INSURANCE.

    The use of our product candidates during testing or after approval entails an inherent risk of adverse effects which could expose us to product liability claims. Regardless of their merit or eventual outcome, product liability claims may result in:

    - decreased demand for our product;

    - injury to our reputation and significant media attention;

    - withdrawal of clinical trial volunteers;

    - costs of litigation;

    - distraction of management; and

    - substantial monetary awards to plaintiffs.

    We may not have sufficient resources to satisfy any liability resulting from these claims. We currently have $5.0 million of product liability insurance for products which are in clinical testing. This coverage may not be adequate in scope to protect us in the event of a successful product liability claim. Further, we may not be able to maintain such insurance or obtain general product liability insurance on reasonable terms and at an acceptable cost if we or our collaborative partners begin commercial production of our proposed product candidates or that such insurance will be in sufficient amounts to provide us with adequate coverage against potential liabilities.

WE DEPEND ON OUR KEY PERSONNEL AND WE MUST CONTINUE TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS.

    We depend on the principal members of our scientific and management personnel. Our ability to pursue the development of our current and future product candidates depends largely on retaining the services of our existing personnel and hiring additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance, including a new chief financial officer. Attracting and retaining qualified personnel will be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Failure to retain our existing key management and scientific personnel or to attract additional highly qualified personnel could delay the development of our product candidates and harm our business.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING WHEN NEEDED, WE MAY HAVE TO DELAY OR SCALE BACK SOME OF OUR PROGRAMS OR GRANT RIGHTS TO THIRD PARTIES TO DEVELOP AND MARKET OUR PRODUCTS.

    We will continue to expend substantial resources developing new and existing product candidates, including costs associated with research and development, acquiring new technologies, conducting preclinical and clinical trials, obtaining regulatory approvals and manufacturing products. We believe that the net proceeds of this offering, our current working capital and future payments, if any, from our collaboration arrangements will be sufficient to meet our operating and capital requirements for at least the next three years. However, we may need additional financing sooner due to a number of factors including:

    - higher costs and slower progress than expected in developing product candidates and obtaining regulatory approvals;

    - acquisition of technologies and other business opportunities that require financial commitments; or

    - lower revenues than expected under our collaboration agreements.

    Additional funding may not be available to us on favorable terms, if at all. We may raise additional funds through public or private financings, collaborative arrangements or other arrangements. Debt financing, if available, may involve covenants which could restrict our business activities. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, scale back or eliminate expenditures for some of our development programs or grant rights to develop and market product candidates that we would otherwise prefer to develop and market internally. If we are required to grant such rights, the ultimate value of these product candidates to us may be reduced.

FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.


    Our operating results have fluctuated in the past and are likely to continue to do so in the future. Our revenue is unpredictable and may fluctuate due to the timing of non-recurring licensing fees, reimbursement for manufacturing services, the achievement of milestones and our receipt of the related milestone payments under new and existing licensing and collaboration agreements. Revenue historically recognized under our prior collaboration agreements may not be an indicator of revenue from any future collaborations. In addition, our expenses are unpredictable and may fluctuate from quarter-to-quarter due to the timing of expenses, which may include obligations to manufacture or supply product or payments owed by us under licensing or collaboration agreements. It is possible that in the future, our quarterly operating results will not meet the expectations of securities analysts or investors, causing the market price of our common stock to decline. We believe that quarter-to-quarter comparisons of our operating results are not a good indicator of our future performance and should not be relied upon to predict the future performance of our stock price.



                        RISKS RELATING TO THIS OFFERING


OUR STOCK PRICE IS HIGHLY VOLATILE AND AN INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

    The market price and trading volume of shares of our common stock are volatile, and we expect them to continue to be volatile for the foreseeable future. For example, during the period between September 30, 1999 and September 30, 2000, our common stock closed as high as $34.38 per share and as low as $2.03 per share. Factors affecting our stock price include:

    - announcements of technological innovations or new commercial therapeutic products by us or our competitors;

    - failure to achieve operating results projected by securities analysts;

    - changes in earnings estimates or recommendations by securities analysts;

    - progress or setbacks with preclinical and clinical trials;

    - changes or proposed changes in government regulation of healthcare;

    - developments in our industry;

    - developments in patent or other proprietary rights, and litigation concerning these rights;

    - developments in our relationship with collaborative partners;

    - public concern as to the safety and efficacy of our products;

    - fluctuations in our revenues and operating results or those of our competitors; and

    - general market conditions.

    In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of such companies.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


    If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value. After giving effect to the sale of the 4,000,000 shares of common stock we are offering at an assumed public offering price of $38.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses, our pro forma as adjusted net tangible book value at September 30, 2000, would have been $176 million, or $4.58 per share. This represents an immediate increase in the pro forma as adjusted net tangible book value of $3.71 per share to existing stockholders and an immediate and substantial dilution of $33.92 per share to new investors, or approximately 88.1% of the assumed offering price of $38.50 per share. If the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

    We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. Therefore, you will have to rely on appreciation in our stock price in order to achieve a gain on your investment.

FUTURE ISSUANCES AND SALES OF SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR IMPAIR OUR ABILITY TO RAISE CAPITAL.


    As of September 30, 2000, there were warrants outstanding to purchase an aggregate of 2,654,732 shares of our common stock and options outstanding to purchase an aggregate of 2,962,196 shares of our common stock. There were also other warrants to purchase an amount of shares equal to $11.1 million divided by the average of the closing sale price per share of our common stock on the Nasdaq National Market for the five consecutive trading days preceding the exercise date. As of September 30, 2000, options to purchase 1,806,072 shares were then exercisable and all of the warrants were exercisable. Almost all of the shares to be issued upon the exercise of these options and warrants may be sold freely in the public market because they either have been registered under currently effective registration statements or may be sold in compliance with Rule 144 under the Securities Act. In other cases, we have granted certain demand and piggy back registration rights which are currently available. An increase in the number of shares of our common stock that will become available for the sale in the public market may adversely affect the market price of our common stock. This, in turn, could impair our ability to raise additional capital through the sale of equity securities.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events of our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as required by law.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of the 4,000,000 shares of common stock we are selling in this offering will be approximately
$146.0 million, or $168.0 million if the underwriters' over-allotment is exercised in full, assuming an offering price of $38.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us.


    We expect to use the net proceeds of this offering for working capital and general corporate purposes, including research and development. We may also use a portion of the proceeds to acquire certain technology to be used in the development of new product candidates. However, we have no present understandings, commitments or agreements with respect to any potential acquisitions and investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the forseeable future. Our current policy is to retain all of our earnings to finance future growth.

                                 CAPITALIZATION


    The following table presents our unaudited capitalization as of September 30, 2000 on an actual basis and on an as adjusted basis after giving effect to our receipt of the estimated net proceeds of $146.0 million from the sale of 4,000,000 shares of our common stock in this offering at an assumed public offering price of $38.50 and after deducting estimated underwriting discounts and commissions and offering expenses payable by us. You should read this table in conjunction with the consolidated financial statements and related notes included in this prospectus.



                                                                SEPTEMBER 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                  (IN THOUSANDS)
Capital lease obligations...................................  $      53    $      53

Stockholders' equity:
  Common stock, par value $.01 per share, 50,000,000 shares
    authorized;
    34,358,076 issued and outstanding, actual; 38,358,076
    shares outstanding, as adjusted.........................        344          384
  Additional paid-in capital................................    185,530      331,510
  Accumulated deficit.......................................   (156,389)    (156,389)
  Accumulated other comprehensive income....................        292          292
                                                              ---------    ---------
    Total stockholders' equity..............................     29,777      175,797
                                                              ---------    ---------
        Total capitalization................................  $  29,830    $ 175,850
                                                              =========    =========



    This table excludes:



    - 2,962,196 shares of our common stock reserved for issuance upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $3.48 per share, of which options to purchase 1,806,072 shares were then exercisable;



    - 2,654,732 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $4.41 per share; and



    - shares of our common stock reserved for issuance upon the exercise of other warrants in an aggregate amount equal to the quotient obtained by dividing a total of $11.1 million by the average closing sale price of our common stock on the Nasdaq National Market for the five consecutive trading days preceding the date of exercise, at an exercise price equal to such average closing sale price.

                                    DILUTION

    If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.


    Our net tangible book value as of September 30, 2000 was $29.8 million, or $0.87 per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by 34,358,076 shares of common stock outstanding as of September 30, 2000. After giving effect to this offering at an assumed public offering price of $38.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our as adjusted net tangible book value at September 30, 2000 would have been $175.8 million, or $4.58 per share of common stock. This represents an immediate increase in net tangible book value of $3.71 per share to existing stockholders and an immediate dilution in net tangible book value of $33.92 per share to new investors purchasing shares at the assumed public offering price. The following table illustrates this per share dilution:



Assumed public offering price per share.....................          $ 38.50
  Net tangible book value per share as of September 30,
    2000....................................................  $0.87
  Increase per share attributable to new investors..........   3.71
                                                              -----
As adjusted net tangible book value per share after the
  offering..................................................             4.58
                                                                      -------
Dilution per share to new investors.........................          $ 33.92
                                                                      =======



    The above discussion excludes:



    - 2,962,196 shares of our common stock reserved for issuance upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $3.48 per share, of which options to purchase 1,806,072 shares were then exercisable;



    - 2,654,732 shares of our common stock reserved for issuance upon the exercise of warrants outstanding as of September 30, 2000 at a weighted average exercise price of $4.41 per share; and



    - shares of our common stock reserved for issuance upon the exercise of other warrants in an aggregate amount equal to the quotient obtained by dividing a total of $11.1 million by the average closing sale price of our common stock on the Nasdaq National Market for the five consecutive trading days preceding the date of exercise, at an exercise price equal to such average closing sale price.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following table sets forth our selected consolidated financial data as of and for each of the five years ended June 30, 2000 and the three month periods ended September 30, 2000 and September 30, 1999. The selected consolidated statement of operations data for the years ended June 30, 2000, 1999 and 1998, and the selected consolidated balance sheet data as of June 30, 2000 and 1999, are derived from, and are qualified by reference to our audited financial statements appearing elsewhere in this prospectus. The selected consolidated statement of operations data for the three month periods ended September 30, 2000 and September 30, 1999, and the selected consolidated balance sheet data as of September 30, 2000 are derived from, and are qualified by reference to, our unaudited interim financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended June 30, 1997 and 1996, and selected consolidated balance sheet data as of June 30, 1997 and 1996, are derived from our audited consolidated financial statements not included herein. The information below should be read in conjunction with the consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in our management's opinion, contain all adjustments consisting of normal recurring adjustments necessary for a fair presentation of our financial position and results of operations. Our historical results are not necessarily indicative of results to be expected for any future period.



                                                                                                           THREE MONTHS ENDED
                                                          YEAR ENDED JUNE 30,                                 SEPTEMBER 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1996          1997          1998          1999          2000          1999          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..................  $       416   $       421   $       307   $     3,401   $    11,181   $     4,005   $     1,759
Operating expenses:
  Research and development......        9,622         7,418         5,745         6,098         8,878         1,831         3,569
  Purchase of in-process
    research and development
    technology..................           --            --           872            --            --            --            --
  General and administrative....        1,769         2,213         1,740         1,786         3,063           508           854
    Total operating expenses....       11,392         9,632         8,357         7,884        11,942         2,339         4,423
Net earnings/(loss) from
  operations....................      (10,947)       (9,211)       (8,050)       (4,482)         (761)        1,666        (2,664)
Other income/(loss), net........       (7,974)          130           279           306           448            59           231
Net earnings/(loss).............  $   (18,923)  $    (9,083)  $    (7,611)  $    (4,075)  $      (238)  $     1,750   $    (2,433)
Net earnings/(loss) applicable
  to common stockholders........  $   (18,923)  $   (12,595)  $    (8,216)  $    (4,993)  $      (238)  $     1,750   $    (2,433)
Earnings/(loss) per common
  share:
  Basic.........................        (1.32)        (0.70)        (0.34)        (0.20)        (0.01)         0.07         (0.07)
  Diluted.......................        (1.32)        (0.70)        (0.34)        (0.20)        (0.01)         0.05         (0.07)
Average common shares
  outstanding:
  Basic.........................   14,379,064    17,930,164    24,210,340    25,525,061    29,520,576    25,913,856    33,307,465
  Diluted.......................   14,379,064    17,930,164    24,210,340    25,525,061    29,520,576    33,684,371    33,307,465



    The following table contains a summary of our balance sheet on an actual basis at June 30, 1996, 1997, 1998, 1999 and 2000 and September 30, 2000.



                                                                                  JUNE 30,                         SEPTEMBER 30,
                                                            ----------------------------------------------------   --------------
                                                              1996       1997       1998       1999       2000          2000
                                                            --------   --------   --------   --------   --------   --------------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and investments......................................   $2,797     $1,669     $1,742     $4,226    $17,329       $30,571
Working capital...........................................    1,019        419      2,138      3,770     15,324        31,843
Total assets..............................................    8,506      6,350      5,877      7,171     19,344        37,876
Long-term debt and capital lease obligations,
  less current portion....................................    5,788         59         35         68          8             6
Total stockholders' equity................................      777      4,462      4,311      5,329     15,368        29,777

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS.

OVERVIEW


    We have incurred significant losses since our inception. As of September 30, 2000, our accumulated deficit was approximately $156.4 million. We have incurred net losses since inception as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring net losses over at least the next several years to continue development of our TAP technology and product candidates, expand our operations, conduct clinical trials and apply for regulatory approvals.


    We have established collaborative agreements that allow companies to use our TAP technology to develop products with antibodies. We have licensed certain rights to our first two TAP product candidates to companies that have product development and commercialization capabilities we wish to access in exchange for fees, milestone payments and royalties on product sales. In other cases, we license certain rights to our technologies to companies who intend to develop products in exchange for fees, milestone payments and royalties on product sales. Our collaborative partners include SmithKline Beecham, Genentech, Abgenix, British Biotech, and MorphoSys. We expect that substantially all of our revenue for the foreseeable future will result from payments under collaborative arrangements. The terms of the collaborative agreements vary, reflecting the value we add to the development of any particular product candidate.

RESULTS OF OPERATIONS


COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999



REVENUES



    We earn revenue from our collaborations, development fees and licensing fees. Total revenues for the three months ended September 30, 2000 decreased 56% to $1.8 million from $4.0 million for the three months ended September 30, 1999. Our largest revenue source is our collaboration revenue, which accounted for substantially all of our revenue in both three-month periods. The decrease in revenues from the three month period ended September 30, 1999 to the three month period ended September 30, 2000 was primarily attributable to lower collaboration revenue under our agreement with SmithKline Beecham.



EXPENSES



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses for the three months ended September 30, 2000 increased 95% to $3.6 million from $1.8 million for the three months ended September 30, 1999. This increase was primarily due to the increased costs associated with supporting our ongoing huC242-DM1/SB-408075 Phase I/II human clinical trials, as well as the continued development of huN901-DM1, in advance of human clinical studies, and our other TAP product candidates. This increase was also due to an $825,000 expense accrued for obligations incurred upon the signing of our September 29, 2000 license agreement with MorphoSys. We expect that future research and development expenses will significantly increase in connection with the further development of new TAP product candidates.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the three months ended September 30, 2000 increased 68% to $854,000 from $508,000 for the three months ended September 30, 1999. This increase was primarily due to increased administrative and business development staffing as well as increased expenditures associated with business development and investor relations. Future general and administrative expenses are also expected to increase in connection with the continued development of our product candidates and technologies.



INTEREST INCOME



    Interest income for the three months ended September 30, 2000 increased 260% to $214,000 from $59,000 for the three months ended September 30, 1999. The increase in interest income from 1999 to 2000 primarily resulted from the increase in funds available for investment.


COMPARISON OF FISCAL YEARS ENDED JUNE 30, 2000 AND 1999

REVENUES



    Total revenue for the year ended June 30, 2000, increased 229% to $11.2 million from $3.4 million for the year ended June 30, 1999. Our largest revenue source is our collaboration revenue, which accounted for 99% of our revenue in fiscal 2000 and 88% in fiscal 1999. During fiscal 2000, we recognized collaboration revenue of $6.2 million from SmithKline Beecham and $5.0 million from Genentech. The increase in our revenues from fiscal 1999 to fiscal 2000 is primarily attributable to multiple milestone payments and access fees recognized under the SmithKline Beecham and Genentech collaboration agreements. Deferred revenue of $1.8 million as of June 30, 2000 represents progress payments received from collaborators pursuant to contract revenues not yet earned.

EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses for the year ended June 30, 2000 increased 46% to $8.9 million from $6.1 million for the year ended June 30, 1999. This increase was primarily due to increased costs associated with supporting our ongoing human clinical trials for huC242-DM1/SB-408075, as well as the continued preclinical development of huN901-DM1 and our other TAP product candidates. We expect that future research and development expenses will significantly increase in connection with the further development of new TAP product candidates.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended June 30, 2000 increased 72% to $3.1 million from $1.8 million for the year ended June 30, 1999. This increase was primarily due to increased administrative costs, in particular, increased expenditures associated with business development and investor relations activities. We expect that future general and administrative expenses will increase to support the continued development of our product candidates and technologies.

INTEREST INCOME

    Interest income for the year ended June 30, 2000 increased 51% to $379,000 from $251,000 for the year ended June 30, 1999. Interest income in both years included interest earned on cash balances available for investment and, to a lesser extent, in 1999, interest earned on a note receivable from an assignee of one of our facilities. The increase in total interest income from 1999 to 2000 is a result of increases in the average daily invested cash balances resulting from increased payments under collaboration agreements offset by the declining average principal balance of the outstanding note receivable.

OTHER INCOME

    Other non-operating income for the year ended June 30, 2000 increased 25% to $69,000 from $55,000 for the year ended June 30, 1999. Non-operating income in fiscal 2000 and 1999 primarily consisted of prior-period, retroactive favorable insurance rate adjustments as well as gains on the sales of idle assets.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

REVENUES

    Total revenues for the year ended June 30, 1999 increased to $3.4 million from $307,000 for the year ended June 30, 1998. Our largest revenue source is our collaboration revenue, which accounted for 88% of revenues in the year ended June 30, 1999. We did not have any revenue from our collaborations in 1998. During the year ended June 30, 1999, we recognized collaboration revenue of $3.0 million from SmithKline Beecham attributable to multiple milestone payments and access fees.

EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses for the year ended June 30, 1999 increased 6% to $6.1 million from $5.7 million for the year ended June 30, 1998. This increase was primarily due to increased costs associated with the development and manufacturing of huC242-DM1/SB-408075 components in advance of Phase I/II clinical studies, as well as the further preclinical development of huN901-DM1.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended June 30, 1999 increased 3% to $1.8 million from $1.7 million in the year ended June 30, 1999. This increase was primarily due to increased administrative costs, in particular, increased expenditures associated with business development and investor relations activities.

INTEREST INCOME

    Interest income for the year ended June 30, 1999 increased 8% to $251,000 from $233,000 for the year ended June 30, 1998. Interest income in both years included interest earned on cash balances available for investment and, to a lesser extent, in 1998, interest earned on a note receivable from an assignee of one of our facilities. The increase in total interest income from 1998 to 1999 is a result of increases in the average daily invested cash balances offset by the declining average principal balance of the outstanding note receivable.

OTHER INCOME

    Other non-operating income for the year ended June 30, 1999 increased 19% to $55,000 from $46,000 for the year ended June 30, 1998. Non-operating income for the years ended June 30, 1999 and 1998 primarily consisted of prior-period, retroactive favorable insurance rate adjustments as well as gains on the sales of idle assets.

INCOME TAXES

    We have incurred net operating losses since inception and consequently we have not paid any federal, state or foreign income taxes. As of June 30, 2000, we had federal net operating loss carryforwards of approximately
$128.4 million. We also had federal research and development credit carryforwards of approximately $8.9 million. These net operating loss carryforwards will expire at various dates from 2001 through 2015 if we do not utilize them before expiration. Our ability to utilize net operating losses and credits may be subject to significant annual limitations due to the change in the ownership provisions of federal and state tax laws. These annual limitations may result in the expiration of net operating losses and credits before we are able to use them.

LIQUIDITY AND CAPITAL RESOURCES


    As of September 30, 2000, we had approximately $30.6 million in cash and short-term investments. Since inception, we have financed our operations from various sources, including primarily from issuances of equity securities, cash received under collaboration agreements, amounts received from the assignment of facilities and equipment, income earned on invested assets, and proceeds from exercised warrants and stock options. We have not generated any revenues from product sales and we do not anticipate having a commercially approved product within the foreseeable future. Substantially all cash used through September 30, 2000 was used to support our various research and development activities. Our research and development expenses are expected to increase significantly in the near term as we continue our development efforts.



    Net cash used in operations during the three months ended September 30, 2000 was $2.9 million compared to $2.2 million used in the three months ended September 30, 1999. This 30% increase in operational cash use is largely due to a $2.1 million increase in total operational expenses, of which $825,000 represented an accrued expense related to the September 29, 2000 MorphoSys research agreement.


    Net cash provided by operations during the year ended June 30, 2000 was approximately $2.4 million, compared to the negative $3.5 million for the year ended June 30, 1999. The significant increase in operational cash flow for the year ended June 30, 2000 was primarily due to $13.0 million in collaboration milestone and access fee payments received for the year ended June 30, 2000 offset by $11.9 million in operational expenses.


    Net cash provided by investing activities was $4.1 million for the three months ended September 30, 2000, and primarily represents sales of higher-yielding, investment-grade corporate and U.S. Government debt securities. Net cash provided from investing activities during the three-month period ended September 30, 1999 was $246,000 and primarily resulted from payments received on a note receivable originally issued in connection with the assignment of the Company's former Canton, Massachusetts facility.


    Net cash used in investing activities was $15.7 million for the year ended June 30, 2000, and primarily represents purchases of higher-yielding, investment-grade corporate and United States Government debt securities. Net cash provided by investing activities for the year ended June 30, 1999 was $844,000 and primarily resulted from payments received on a note receivable.


    Net cash provided by financing activities increased by $13.5 million for the three months ended September 30, 2000, to $16.8 million versus $3.3 million provided by financing activities for the three months ended September 30, 1999. The increase is largely due to the exercise of 303,842 warrants and 214,101 stock options during the three-month period ended September 30, 2000 and to the September 7, 2000 issuance of 789,474 shares of our common stock to Abgenix. Our total proceeds from all common stock issued for the three months ended
September 30, 2000 were $16.8 million.


    Net cash provided by financing activities increased from $5.2 million for the year ended June 30, 1999 to $10.5 million for the year ended June 30, 2000. The increase is largely due to the exercise of 3.5 million warrants and options during the year ended June 30, 2000 as well as the September 1999 issuance of
1.0 million shares of common stock to our collaborator, SmithKline Beecham. Total proceeds from of all of our common stock issuances for the year ended June 30, 2000 totaled $7.2 million. For each of 1999 and 2000, we also received $3.4 million in connection with the issuance of convertible preferred stock to BioChem Pharma by our ATI subsidiary. For the year ended June 30, 1999, we received $1.5 million in proceeds from the sale of Series E Convertible Preferred Stock in a private placement. For the year ended June 30, 2000, all shares of this preferred stock were converted into 2.8 million shares of our common stock. We have not issued any additional preferred stock.

    Since June 30, 2000, we have received $15.0 million for the sale of our common stock to Abgenix in connection with our collaboration with them. Additionally, we have received from Abgenix $3.0 million of a $5.0 million technology access fee payment.

    We anticipate that the net proceeds from this offering, together with our current working capital and future payments, if any, generated from our collaboration arrangements, should be sufficient to fund our capital and operational requirements for at least three years. We will require substantial funds to conduct research and development activities, preclinical studies, clinical trials and other activities relating to the development and commercialization of our TAP product candidates. In addition, our cash requirements may vary materially from those now planned because of results of:

    - continued progress of our research and development programs;

    - our ability to establish additional collaboration and licensing arrangements;

    - changes in our existing collaborative relationships;

    - progress with preclinical studies and clinical trials;

    - the time and costs involved in obtaining regulatory clearance for our products;

    - the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; and

    - competing technological and market developments.

    We may seek additional financing prior to that time, such as through future offerings of equity or debt securities or agreements with collaborators with respect to the development and commercialization of products, to fund future operations. However, we may not be able to obtain additional financing on acceptable terms, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" (FIN 44). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.

    In December 1999, the SEC issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101), which addresses accounting policies to be applied in the recognition, presentation and disclosure of revenues from contract partnerships, in financial statements filed with the SEC. The net effect of SAB 101, when applicable, could defer revenue recognition for some milestone payments previously received into future accounting periods. On June 26, 2000, the SEC deferred the implementation of SAB 101 from the second calendar quarter of 2000 until no later than the fourth calendar quarter of 2000, in order to provide companies with additional time to determine the effect that a change in accounting policy under SAB 101 will have on their revenue recognition practices. The implementation of SAB 101 will require companies to report any changes in accounting principles at the time of implementation in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes". The implementation of SAB 101 could have a material effect on the reported financial results for the year ended June 30, 2001. For example, payments received under collaboration agreements may have to be recorded as deferred revenue and recognized as revenue at a later period.

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our fiscal year 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in hedging activities or hold derivative instruments.

                                    BUSINESS

    We are a leading developer of antibody-based cancer therapeutics. We intend to capitalize on the growing use of antibodies to treat cancer by using them to deliver highly potent cell-killing, or cytotoxic, agents directly to tumor cells with minimal harm to healthy tissue. We leverage our technology through collaborations such as those we have entered into with SmithKline Beecham, Genentech, Abgenix and British Biotech.

    Our lead product candidate, huC242-DM1/SB-408075, is in two Phase I/II human clinical trials for the treatment of colorectal, pancreatic and certain non-small-cell lung cancers. In published preclinical studies, an unhumanized version of this drug completely eliminated transplanted human colorectal tumors in mice with no detectable toxicity. Our second product candidate, huN901-DM1, is a treatment for small-cell lung cancer. huN901-DM1 is currently in preclinical development and we expect it to enter clinical trials in the first quarter of 2001. In published preclinical studies, huN901-DM1 completely eliminated human small-cell lung cancer tumors in mice with no detectable toxicity.

BACKGROUND

OVERVIEW OF CANCER


    Cancer is a leading cause of death worldwide and the second leading cause of death in the United States with approximately 1.2 million new cases and over 550,000 deaths expected this year. According to the American Cancer Society, the direct costs of treating cancer patients were estimated to be $37 billion in the United States in 1999. Cancer is a group of diseases characterized by uncontrolled, abnormal cell growth. Cancerous cells divide more quickly than normal tissue and can metastasize, or spread, throughout the body and aggregate into groups of cells called metastases. These masses of cells, or tumors, grow quickly, damage tissue, cause organ failure and eventually lead to death.


CURRENT CANCER TREATMENTS AND THEIR LIMITATIONS

    The most common treatments for cancer include surgery, radiation therapy and chemotherapy. Patients typically receive a combination of these treatments depending upon the type and extent of their disease. Surgery is often inadequate if the tumor is inaccessible, cannot be completely removed or has metastasized. Radiation and chemotherapy are often of limited value due to complications resulting from their administration, including toxicity and related severe side effects.

    Traditionally, the development of anti-cancer drugs has resulted in chemotherapeutics that preferentially kill dividing cells, whether cancerous or not. These cytotoxic drugs induce cell death by interfering with normal cell processes. Since these cell processes may occur routinely in normal tissue, cytotoxic drugs can cause serious side effects including disruption of the immune, gastrointestinal and neurological systems. To limit side effects, these cytotoxic drugs can only be used at sub-optimal doses. Treatment with a combination of chemotherapy and radiation is similarly limited and, as a result, may not be capable of eliminating the cancer.

    In recent years, antibodies have emerged as a treatment for cancer. Antibodies are proteins generated by the immune system. When the body recognizes viruses, bacteria, foreign cells or other foreign substances, its immune system will generally produce antibodies which attach to such foreign substances and mark them for removal by the immune system. Individual antibodies are highly specific for a particular antigen or marker. Since many cancer cells have antigens on their surface that are either not found, or found in lower amounts, on the surface of most healthy tissue cells, an antibody with the appropriate specificity for those antigens may possibly be used as a treatment for that cancer. In order to generate numerous antibodies for commercial use as therapeutics, researchers have developed methods for cloning the cells that produce specific antibodies. The resulting antibodies, referred to as monoclonal antibodies, or MAbs, can potentially be used as therapeutic products.


    At present, there are two primary approaches to the use of monoclonal antibodies in cancer treatment. First, antibodies can be used on their own to target and bind to tumor cells. These antibodies, often referred to as naked antibodies, can cause cell death by either marking the cell for destruction by the immune system or by interfering with normal cell processes. Although they can be an effective treatment, most naked antibodies typically lack the ability to completely eliminate tumors on their own.


    A second approach is to link, or conjugate, other cell-killing agents, such as radioisotopes, to the monoclonal antibody. Such radioisotope conjugates are infused into the patient and circulate through the body for up to several days before binding to the antigen on the cancer cells that have been targeted by the MAb for destruction. Although this approach can be effective in killing tumor cells, normal, healthy tissue is exposed to the toxic radiation which may cause severe, undesirable side effects.

    Conjugates using other cytotoxic agents may also be effective at targeting and killing tumor cells; however, like radioisotope conjugates, they too may be limited by problems resulting from the exposure of the cytotoxic agent to normal tissue. The cytotoxic agents used in conjugates usually come in two forms, protein-based toxins and small molecule drugs. Both types of cytotoxic agents could present potential problems when used as part of a conjugate. Since proteins are recognized by the body's immune system as foreign, conjugates that utilize protein-based toxins elicit an immune response, and may be cleared from the body and rendered ineffective. While conjugates with small molecule drugs were developed to overcome this problem, few small molecule drugs are potent enough to use in a conjugate for two reasons. First, the characteristics of the circulatory system only allow for the delivery of a limited amount of antibody to the tumor. Second, there are a limited number of antigens on the surface of the cancerous cell to which the conjugates can bind, and antibodies can only carry a limited number of cytotoxic agents. Accordingly, the overall amount of cytotoxic agents that can be delivered to the cancerous cells is limited. As a result, we believe that a highly potent cytotoxic agent is needed in order for the conjugate to be an effective treatment for cancer. An additional prerequisite is that conjugates require a stable mechanism to link the cytotoxic agent to the antibody. If the linking mechanism is not stable, there is a risk of releasing the cytotoxic agent before it reaches the cancerous cells, thereby damaging or destroying normal tissue. This is particularly true for conjugates with highly potent small molecule drugs.

THE IMMUNOGEN SOLUTION--TUMOR-ACTIVATED PRODRUGS


    We have developed our tumor-activated prodrug, or TAP, technology to address the therapeutic need for improved cancer therapies by delivering highly potent cytotoxic agents directly to tumor cells with minimal harm to healthy tissue. Each of our TAPs consists of a monoclonal antibody conjugated to a small molecule drug, known as an effector molecule. Our small molecule effector drugs are highly cytotoxic and the monoclonal antibodies we use target and bind to specific antigens primarily expressed on cancerous cells. Once bound to the cell surface, the cell internalizes our TAP, triggering the release of the effector molecules which then kill the cell. Our TAPs are prodrugs because we design them to remain nontoxic while circulating in the body and to become toxic only after they are inside the cell.


    Our extensive scientific knowledge of the selection and design of appropriate small molecule effector drugs and the stable linkage of these drugs to monoclonal antibodies results from years of focused research and has enabled us to develop and enhance this technology as a potential treatment for cancer. We believe that our experience provides us with a significant competitive advantage in antibody-based cancer treatments.

    We use our small molecule effector drug, DM1, in our first two product candidates for the treatment of cancer. DM1 is a potent inhibitor of cell division derived from maytansine, a natural product. Based on our in vitro and animal studies, we believe that TAPs containing DM1 will be more effective at killing tumor cells and less toxic than traditional chemotherapeutics. In mice studies, our TAPs have shown therapeutic efficacy and complete cures at doses with no detectable toxicity.

    We believe our TAP product candidates will offer advantages over other cancer treatments because we design them to have all of the following attributes:

    - HIGH SPECIFICITY. We develop our TAPs with monoclonal antibodies that bind to specific markers primarily expressed on certain types of cancer cells to pinpoint treatment to the targeted cell or tumor.


    - HIGH POTENCY. We use highly potent small molecule effector drugs which are at least 100 to 1000 times more cytotoxic than traditional chemotherapeutics.


    - STABLE LINKAGE AND RELEASE. We design our TAPs with a highly stable link between the monoclonal antibody and the effector molecule, allowing the potency of the effector molecule to be released only after the TAP is inside the cell.

    - MINIMAL TOXICITY. We expect our TAPs will offer the potential for an improved quality of life for patients due to reduced toxicity and more tolerable side effects.

    - NON-IMMUNOGENIC. We use fully-humanized monoclonal antibodies and non-protein-based small molecule effector drugs in our TAP products. This reduces the risk that our TAPs will elicit an attack by the body's immune system, which could render them ineffective before they reach the cancerous cells.

OUR STRATEGY

    Our goal is to be the leader in the development of antibody-based cancer treatments. To achieve our objective, we intend to implement the following strategies:

    - EXPAND OUR PRODUCT PIPELINE. We intend to grow our pipeline of product candidates based on our proprietary TAP technology. We currently have two TAP candidates, huC242-DM1/SB-408075 and huN901-DM1, which we have partnered to expedite their development. In addition to these two product candidates, we will seek to develop additional TAP products and antibodies in-house for the treatment of cancer. We will seek to discover additional cancer markers which we will use to develop new cancer therapeutics either through in-house efforts or through strategic collaborations.

    - LICENSE OUR TECHNOLOGY. We intend to continue to license our technology and enter into collaborations. We anticipate that these arrangements will generate revenue through milestone payments and royalties on the sales of any resulting products. In addition, instead of cash payments, we may receive access to new cancer markers as part of our future collaborations which we could use to develop new TAPs.

    - RETAIN SIGNIFICANT PRODUCT RIGHTS. We will seek to bring new product candidates further into development prior to entering into collaborations in order to receive greater long-term returns from our products. In addition, we intend to enter into collaborations where we can retain certain rights such as marketing or manufacturing. For example, we have retained commercial rights in all territories outside of the European Union and Japan, as well as worldwide manufacturing rights, for huN901-DM1.

    - BROADEN OUR TECHNOLOGY BASE. We believe that no single effector molecule will be applicable to all clinical needs. At present, we have a broad portfolio of effector molecules under development. We are leveraging our experience to develop additional effector molecules. To augment our technology base, we will continue to select and design new effector molecules with different mechanisms of cell destruction. In certain situations, we will also acquire technologies that are complementary to our in-house expertise, such as fully-human antibody generation capabilities.

OUR PRODUCT CANDIDATES

    Listed and discussed below are our product candidates that are being developed in collaboration with our strategic partners.


  PRODUCT CANDIDATE                   CANCER INDICATION           STATUS           PARTNER
-----------------------------------------------------------------------------------------------
  HUC242-DM1/SB-408075                Colorectal Cancer         Phase I/II       SmithKline
                                      Pancreatic Cancer                            Beecham
                                  Non-Small-Cell Lung Cancer
  HUN901-DM1                        Small-Cell Lung Cancer      Preclinical    British Biotech
  HERCEPTIN-DM1                        Multiple Cancers          Research         Genentech
  MAB-DM1 CONJUGATES                   Multiple Cancers          Research         Genentech
  MAB-DM1 CONJUGATES                   Multiple Cancers          Research          Abgenix
  INTERNALLY DEVELOPED MABS            Multiple Cancers          Research         MorphoSys
  AGAINST A SINGLE MARKER WE
  HAVE IDENTIFIED

HUC242-DM1/SB-408075

    Our most advanced TAP product candidate, huC242-DM1/SB-408075, consists of the humanized C242 monoclonal antibody linked to our small molecule effector drug DM1 and is in two Phase I/II clinical trials. We are developing this TAP with SmithKline Beecham for the treatment of colorectal, pancreatic and certain non-small-cell lung cancers.

        TARGET MARKET. According to the American Cancer Society, there will be 130,200 new cases of colorectal cancer in the United States in 2000, and 56,300 deaths from the disease. The American Cancer Society also estimates that in the United States during 2000 there will be 28,300 new cases of pancreatic cancer and 28,200 deaths.

        DEVELOPMENT. We began a Phase I/II single dose trial of huC242-DM1/SB-408075 in colorectal, pancreatic and non-small-cell lung cancer patients in December 1999. SmithKline Beecham started a multi-dose Phase I/II trial in September 2000. We expect some data from the first trial to be presented at an international cancer drug conference in Amsterdam in November 2000.

        In published preclinical studies, a non-humanized version of huC242-DM1/SB-408075 completely eliminated transplanted human colorectal tumors in immunodeficient mice at very low doses with no detectable toxicity. In comparison, the currently used chemotherapeutic agents, 5-fluorouracil and irinotecan, were unable to eliminate the tumors in the mice. Subsequent studies in non-human primates have demonstrated this TAP's safety and shown the pharmacokinetic profile to be advantageous. In additional preclinical studies, this TAP has shown similar results in treating pancreatic and non-small-cell lung cancer in mice.


        We believe the C242 antibody possesses the specificity needed for use as a targeting agent in a TAP. It binds to all colorectal cancers to some degree and binds strongly to approximately 65% of colorectal cancers. In addition, laboratory tests indicate that the marker targeted by the C242 antibody is found on all pancreatic tumors and a majority of non-small-cell lung tumors tested. We have linked huC242 to our proprietary small molecule effector drug, DM1. We do not expect huC242-DM1/SB-408075 to elicit an immune response in patients. This lack of immune response should allow for the administration of repeat courses of therapy. huC242-DM1/SB-408075, therefore, may be a suitable agent for shrinking or eliminating large tumor masses, either used alone or in combination with other chemotherapeutics.

HUN901-DM1

    Our second TAP product candidate, huN901-DM1, consists of the humanized N901 monoclonal antibody conjugated to DM1. We are developing this TAP in partnership with British Biotech for the treatment of small-cell lung cancer. We expect British Biotech to file an Investigational New Drug, or IND, application to initiate the regulatory process to begin human clinical studies in the United States in the first quarter of 2001.


        TARGET MARKET. According to the American Cancer Society, there will be 164,100 cases of lung cancer in the United States in 2000. Approximately 20% of these are expected to be small-cell lung cancer. The five-year survival rate for small-cell lung cancer is 6%.


        DEVELOPMENT. In published preclinical animal studies, huN901-DM1 completely eliminated human small-cell lung cancer tumors in immunodeficient mice at doses that showed no detectable toxicity. In a small-cell lung cancer mouse survival model, huN901-DM1 showed significant survival benefits over the existing standard of care. In comparison, the currently used chemotherapeutic agents, cisplatin and etoposide, were unable to eliminate the tumors in the mice resulting in the death of the mice. Subsequent studies in non-human primates have demonstrated huN901-DM1's safety and shown the pharmacokinetic profile to be advantageous. In additional preclinical studies, a very low dose of huN901-DM1 combined with the chemotherapeutic, Taxol-Registered Trademark-, resulted in complete cures of small-cell lung cancer tumors in mice, indicating that the two treatments together may be synergistic.

        We believe the huN901 antibody possesses the specificity needed for use as a targeting agent in a TAP because it binds to all small-cell lung cancers. We do not expect huN901-DM1 to elicit an immune response, which should allow for repeat courses of therapy. Therefore, huN901-DM1 may be a suitable treatment for small-cell lung cancer, either used alone or in combination with other chemotherapeutics.

HERCEPTIN-DM1

    We have licensed our maytansinoid technology, including DM1, to Genentech for the development of a treatment for cancers expressing the HER2 antigen. Herceptin-DM1 is a TAP combining DM1 with Genentech's monoclonal antibody Herceptin-Registered Trademark-. As a naked antibody, Herceptin-Registered Trademark- is currently approved for use as first-line therapy in combination with Taxol-Registered Trademark- and as a single agent in second- and third-line therapy in patients with metastatic breast cancer who have tumors that overexpress the HER2 protein. Herceptin-Registered Trademark-generated sales of $188.4 million in 1999 and $208.0 million for the first nine months of 2000.

OTHER PRODUCTS

    In addition to Herceptin-DM1, we have licensed our maytansinoid technology to Genentech for use in a collaborative research project directed towards their development of maytansinoid-based TAPs linked to various other antibodies owned by Genentech. Additionally, we have licensed our maytansinoid technology to Abgenix for use with its fully-human antibodies to develop additional TAP products. We also began a collaboration with MorphoSys in which it will attempt to identify fully-human antibodies against one of our cell surface targets that we may then develop as an anti-cancer therapeutic.

CORPORATE COLLABORATIONS

    As part of our business, we enter into collaboration agreements with third parties. We have licensed certain rights to our first two TAP products to companies with product development and commercialization capabilities we wish to access, in exchange for fees, milestones payments, and royalties on product sales. In other cases, we license certain rights to our technologies such as our maytansinoid technology to companies who intend to develop products in exchange for fees, milestone payments and royalties on product sales. To enhance our technology base and expand our product pipeline, we also license technology from third parties. Our principal collaborations and licenses are discussed below.

SMITHKLINE BEECHAM PLC

    In February 1999, we entered into a collaboration with SmithKline Beecham to develop and commercialize our first TAP, huC242-DM1/SB-408075. Under the terms of the agreement, SmithKline Beecham received exclusive worldwide rights to commercialize huC242-DM1/SB-408075, except in certain Far East territories. In addition to royalties on any net sales of the product, we could receive milestone payments totaling up to $41.5 million. Through October 16, 2000, we have received five milestone payments under the SmithKline Beecham agreement for a total of $11.5 million in cash. In connection with the agreement, we received an additional $2.5 million from the sale of our common stock to SmithKline Beecham. SmithKline Beecham may terminate this agreement on a country by country basis, or in its entirety, upon written notice to us, based on a reasonable determination by SmithKline Beecham, that huC242-DM1/SB-408075 does not justify continued development or marketing in such country or countries. Either party can terminate this agreement for any material breach by the other party that remains uncured for a certain period of time.

BRITISH BIOTECH PLC


    In May 2000, we entered into a collaboration in which we granted to British Biotech the exclusive right to develop and commercialize our second TAP, huN901-DM1, in the European Union and Japan. We retain full rights to sell the product in the United States and other territories, as well as to manufacture the product worldwide. Under the agreement, British Biotech is responsible for conducting the clinical trials necessary to achieve regulatory approval in the United States, the European Union, and Japan, and will reimburse us for the cost of producing material for clinical trials. We have received one payment from British Biotech of $1.5 million and will receive royalties on any net sales of the product in the European Union and Japan. We are obligated to make a one-time milestone payment to British Biotech upon United States regulatory approval. In addition, British Biotech may terminate this agreement in whole or on a country by country basis if data emerges from either the SmithKline Beecham clinical studies of huC242-DM1/SB-408075 or the British Biotech clinical studies of huN901-DM1 that does not justify continued development or marketing of huN901-DM1. Either party can terminate this agreement for any material breach by the other party that remains uncured for a certain period of time.


GENENTECH, INC.

    In May 2000, we entered into two collaborations with Genentech. The first agreement gives Genentech an exclusive license to use our maytansinoid TAP technology to develop products with antibodies targeting the HER2 antigen, such as Herceptin-Registered Trademark-. Genentech will be responsible for manufacturing, product development and marketing of products resulting from the license, and will reimburse us for any preclinical and clinical materials we make for them under the agreement. In connection with this agreement, we received a $2.0 million payment in May 2000. In addition to royalties on any net sales of the product, we could receive up to approximately $40.0 million in milestone payments. This agreement expires upon the expiration of the final royalty payment obligation. Genentech, upon notice, may terminate this agreement at any time and either party can terminate this agreement for any material breach by the other party that remains uncured for a certain period of time.


    The second agreement provides Genentech access to our maytansinoid TAP technology for its antibody product research efforts, along with options to obtain exclusive product licenses for a limited number of antigen targets over the five-year term of the agreement. Genentech paid us a technology access fee of $3.0 million and could pay milestone payments of up to $39.0 million per target, as well as royalties on net sales of any resulting products. Genentech has a right to extend its options for a specified period of time. This agreement will expire upon both parties signing a more definitive agreement relating to this collaboration.


ABGENIX, INC.

    In September 2000, we entered into a collaboration agreement with Abgenix. The agreement provides Abgenix with access to our maytansinoid TAP technology for use with Abgenix's antibodies along with options to obtain product licenses for antigen targets. We expect to receive a total of $5.0 million in technology access fee payments, of which we have received $3.0 million, as well as potential milestone payments and royalties on net sales of any resulting products. In addition, on September 7, 2000 Abgenix purchased $15.0 million of our common stock in accordance with the agreement. Abgenix has a right to extend its options for a specified period of time for an extension fee. Our agreement with Abgenix will terminate once the specified time period during which we have given Abgenix access to our technology ends. Either party can terminate the agreement for any material breach by the other party that remains uncured for a certain period of time.

MORPHOSYS AG

    In September 2000, we entered into a collaboration agreement with MorphoSys of Martinsried, Germany. Pursuant to this agreement, MorphoSys will identify fully-human antibodies against a specific cell surface marker that we have identified through our apoptosis research and is associated with a number of forms of cancer. We intend to develop products using antibodies generated by MorphoSys against this marker. We paid MorphoSys a technology access payment and will pay development-related milestone payments and royalties on net sales of any resulting products. We can terminate this agreement unilaterally at any time and either party can terminate the agreement for any material breach by the other party that remains uncured for a certain period of time.

OTHER LICENSES

    In June 1998, we entered into a collaboration with Pharmacia & Upjohn AB (now Pharmacia Corp.) under which we received rights to commercialize maytansinoid products that incorporate the C242 antibody for the treatment of cancer in exchange for a royalty on product sales and other payments. As a result, Pharmacia Corp. will receive a portion of the royalties resulting from any sales of huC242-DM1/SB-408075.

    From July 1997 through April 2000, our subsidiary Apoptosis
Technology, Inc., or ATI, and BioChem Pharma Inc. were engaged in a collaboration under which ATI granted BioChem an exclusive worldwide license to ATI's proprietary screens based on two families of proteins involved in apoptosis, or programmed cell death, for use in identifying leads for drug development. In accordance with the agreement, BioChem purchased a total of $11.1 million in non-voting, non-dividend-bearing convertible stock of ATI accompanied by warrants to purchase shares of our common stock. Rights to all targets and screens delivered to BioChem reverted to ATI effective August 1, 2000. In the event BioChem identifies leads and develops products based on the work of this collaboration, ATI will receive milestone payments and royalties on any future product sales.

    We also have licenses with third parties, including other companies and academic institutions, to gain access to markers, techniques and materials for drug discovery and product development and the rights to use those markers, techniques and materials to make our products. These include rights to certain antibodies, software used in antibody development, and apoptosis technology.

RESEARCH AND DEVELOPMENT PROGRAMS

    We have established an extensive research and development effort to augment our existing product pipeline. We focus our efforts primarily in three areas:

    - identifying additional antigens;

    - developing new humanized antibodies using our proprietary humanization technology; and

    - expanding our portfolio of effector molecules.

        ANTIGEN IDENTIFICATION. Our ATI subsidiary has identified apoptosis regulatory processes. Some of these processes may involve cell surface proteins that may be appropriate markers for antibody-based therapeutics. In addition, we have ongoing in-house efforts to validate markers for potential use in our antibody-based therapeutics.

        MONOCLONAL ANTIBODY HUMANIZATION. Our monoclonal antibody humanization technology is designed to rapidly convert mouse antibodies to non-immunogenic, humanized antibodies. Our methodology humanizes the mouse antibody without compromising the binding characteristics of the mouse antibody. The methodology is proprietary and distinct from other humanization technologies.

        EFFECTOR MOLECULES. To broaden our TAP technology we are developing new small molecule effector drugs that work differently than the maytansinoid class of drugs. Specifically, we are working with drugs that belong to the taxane, anthracycline, and sequence-selective groove binder families of cytotoxic agents. We will select effector molecule candidates that are significantly more potent than the chemotherapeutics currently used in the treatment of cancer and that can be chemically conjugated to a monoclonal antibody using our linkage technology. The taxanes we are evaluating are highly potent, linkable derivatives of docetaxel. As part of this effort, we began a research collaboration with the State University of New York at Stony Brook in February 2000 to develop novel derivatives of docetaxel. Similarly, the anthracyclines we are evaluating are highly potent, linkable derivatives of doxorubicin. DC1, another effector molecule we have in development, is a sequence-selective groove binder.

PATENTS AND PROPRIETARY TECHNOLOGY

    We seek patent protection for our proprietary technologies and products, including those of our subsidiary, ATI, in the United States, Europe, Japan and elsewhere. Among others, we have received patents in the United States and Europe claiming the use of maytansinoids in conjugated form, United States patents claiming use of DC1 and its analogs in immunoconjugates, and patents claiming apoptosis technology.

    We have also submitted additional patent applications in the United States, Europe, Japan, and elsewhere covering proprietary small molecule drug derivatives, TAPs, apoptosis technology and use of certain of these products and inventions for indicated diseases. We expect our work will also lead to other patent applications. In all such cases, we or ATI will be the owner of such patents or have an exclusive license to the technology covered by the patents. The patent applications may not issue as patents or if any patents are issued they may not provide us or ATI with adequate protection against competitors with respect to the covered products, technologies or processes.

MANUFACTURING AND SUPPLY

    We have a pilot manufacturing facility that we operate in compliance with current good manufacturing practice, or GMP, where we produce TAPs for clinical trials. Currently, we have one operational manufacturing suite and a second manufacturing suite under construction, which we expect to be operational in early 2001. We anticipate that the capacity of these two suites will be sufficient for us to produce approximately five products for clinical trials at any one time. We expect that we have ample capacity to meet our obligations to supply huC242-DM1/SB-408075 and huN901-DM1 under their respective collaboration agreements. We have enough space in the facility to build two additional manufacturing suites in the future.

    We rely on contract manufacturers to supply the antibody, linker molecule and effector molecule components of our products. We then conjugate these components into the TAP ourselves. We also rely on a contract vendor for filling and labeling individual vials. Our quality department conducts testing to ensure that the vials meet all specifications for clinical use. We intend to rely on our partners and contract manufacturers to produce TAPs for commercial use.

    Under our collaboration agreement with SmithKline Beecham, we supply product for use in the two current Phase I/II clinical trials of huC242-DM1/SB-408075. To date, we have manufactured all of the product used in these studies. SmithKline Beecham will manufacture product for clinical and commercial use after the conclusion of the two clinical trials.

    Under our collaboration agreement with British Biotech, we will supply huN901-DM1 for clinical and commercial use. British Biotech will reimburse us for our cost of supplying the product.

    Under our collaboration agreements with Genentech and Abgenix, they are responsible for the manufacture of any resulting products. However, they may request that we produce TAPs for preclinical and early clinical trials, and will reimburse us for our cost of supplying these products. In this case, our partners will supply the antibody component, and we will rely on contract manufacturers for the other components.

    One of the primary components required to develop DM1 is its precursor, ansamitocin P3. Currently only one vendor manufactures and is able to supply us with this material. We are investigating other suppliers to provide us with this material to reduce our reliance on a single vendor.

MARKETING AND SALES

    We do not currently have a marketing and sales department. In the future, we may develop our own sales and marketing capabilities or enter into arrangements with established pharmaceutical marketing and distribution partners. huC242-DM1/SB-408075, if it receives the proper regulatory approval, will be marketed worldwide, except for certain Far East territories, by SmithKline Beecham. British Biotech has the right to market huN901-DM1 in the European Union and Japan. We retain the rights to market huN901-DM1 everywhere else, including in the United States. As this product reaches later stages of development, we will determine whether to market this product ourselves or through a third party.

COMPETITION

    We focus on highly competitive areas of product development. Our competitors include major pharmaceutical companies, biotechnology companies, and academic institutions. Many existing and potential competitors have substantially greater scientific research and product development capabilities, as well as greater financial, marketing and human resources than we do. In addition, many biotechnology firms have formed collaborations with large, established pharmaceutical companies to support research, development and commercialization of products that may be competitive with ours.

    In particular, competitive factors within the cancer therapeutic market include:

    - the safety and effectiveness of products;

    - the timing of regulatory approval, particularly fast-track approval status, and commercial introduction of products;

    - special regulatory designation of products, such as Orphan Drug status;
      and

    - the effectiveness of marketing and sales efforts.

    Our competitive position also depends on our ability to develop effective proprietary products, implement production and marketing plans, including collaborations with other companies with greater marketing resources than ours, obtain patent protection and secure sufficient capital resources.

    Continuing development of conventional and targeted chemotherapeutics by pharmaceutical and biotechnology companies and academic institutions may result in the identification of new compounds that may compete with our product candidates. In addition, other monoclonal antibodies or antibody conjugates for the treatment of cancer may compete with our product candidates.

REGULATORY MATTERS

    The FDA and other federal, state and local entities and comparable regulatory agencies in foreign countries impose substantial requirements upon the research, development, manufacture and marketing of pharmaceutical products. Therapeutic monoclonal antibody products are most often considered biological products and are subject to review by the FDA's Center for Biologics Evaluation and Research, while new chemical entities are reviewed by the FDA's Center for Drug Evaluation and Research. We expect that huC242-DM1/SB-408075, huN901-DM1 and other of our TAP product candidates will be reviewed by the Center for Drug Evaluation and Research.

    The process required by the FDA before our product candidates may be marketed in the United States typically involves the following:

    - Performance of preclinical laboratory and animal tests;

    - Submission of an investigational new drug application, or IND, which must become effective before clinical trials may begin;

    - Completion of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

    - Submission of a new drug application, or NDA, to the FDA; and

    - FDA approval of the NDA, including approval of all product labeling and advertising.

The process in other countries is similar.

    Preclinical testing includes laboratory evaluation and development of the chemistry, manufacturing and control of the product candidate as well as animal studies to assess the potential safety and effectiveness of the product candidate. Preclinical safety tests must be conducted in compliance with FDA good laboratory practices regulations, or GLPs. The results of the preclinical tests, including information abut the method by which the product candidate is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the product candidate is manufactured are submitted to the FDA as part of an IND to be reviewed by the FDA prior to the commencement of human clinical trials. The IND must also include information about how, where and by whom the clinical studies will be conducted. If the FDA does not object, an IND will become effective after 30 days, but if the FDA raises concerns, the IND sponsor and the FDA must resolve these concerns before the clinical trials can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board, or IRB, at each medical center at which a clinical trial will be performed must review and approve the plan for any clinical trial before it commences.

    Human clinical trials are usually conducted in three sequential phases that may overlap. In Phase I, the drug is typically introduced into healthy human subjects or patients to determine the initial safety profile, identify side effects and evaluate dosage tolerance, distribution and metabolism. In Phase II, the drug is studied in a limited patient population with the target disease to determine preliminary efficacy and optimal dosages and to expand the safety profile. In Phase III, large-scale comparative trials are conducted in patients with the target disease to provide sufficient data for the proof of efficacy and safety required by regulatory agencies. In the case of drugs for treatment of cancer and other life-threatening diseases, the initial human testing is often conducted in patients rather than in healthy volunteers. Because these patients already have the target disease, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials, and thus these trials are frequently referred to as Phase I/II trials.

    We may not successfully complete Phase I/II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, an IRB, our collaboration partner or we may suspend a clinical trial at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a NDA. The FDA may disapprove a NDA if the applicable regulatory criteria are not satisfied or it may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Once issued, the FDA may withdraw a product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized. The FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

    We intend to conduct clinical trials not only in accordance with FDA regulations, but also guidelines established by the International Committee on Harmonization. Approval of a product by the regulatory authorities of foreign countries must be obtained prior to the marketing of that product in those countries regardless of the regulatory status of the product in the United States and vice versa. Regulatory approval in Europe is obtained through the European Agency for the Evaluation of Medicinal Products, but regulations governing pharmaceutical sales may vary from country to country. We intend to rely on foreign licensees to obtain regulatory approvals to market our products in foreign countries.

    The testing and approval process requires substantial time, effort, and financial resources. Review times also depend on a number of factors including, but not limited to, the severity of the disease being treated, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials.

    Under the FDA Modernization Act, the FDA may facilitate the development and expedite the review of a drug if it is intended for the treatment of a serious or life-threatening condition and it demonstrates the potential to address unmet medical needs for that condition. Under this program, the FDA can, for example, review portions of a NDA for a "fast track" product before the entire application is complete, thus potentially beginning the review process at an earlier time. In addition, anti-cancer agents may be granted initial approval based on objective evidence of response, rather than on the statistically-improved, disease-free and/or overall survival criteria that are commonly utilized. The sponsor of a product approved under this accelerated mechanism may be required to follow up with further studies of clinical safety and effectiveness in a larger group of patients. We believe that our product candidates should be qualified for fast track status; however, we cannot guarantee that the FDA will grant any of our requests for fast track designation, that any fast track designation would affect the time of review, or that the FDA will approve the NDA submitted for any of our product candidates, whether or not fast track designation is granted. Additionally, the FDA's approval of a fast track product can include restrictions on the product's use or distribution, such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training and experience.

    Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a disease or condition that affects fewer than 200,000 individuals in the United States. An orphan drug designation must be requested before submitting a NDA, but if granted does not convey any advantage in or shorten the duration of the regulatory review and approval process. However, a drug that receives an orphan drug designation and is the first product of its kind to receive FDA approval for a particular indication will be entitled to a seven-year exclusive marketing period in the United

States for that indication. We may pursue orphan drug status for product candidates intended for qualifying patient populations. Although obtaining FDA approval to market a product with orphan drug exclusivity can be advantageous, it may not provide us with a material commercial advantage.

    Satisfaction of FDA requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of our product candidates for a considerable period of time and impose costly procedural requirements upon our activities. We cannot be certain that the FDA or any other regulatory agency will grant approvals for our product candidates on a timely basis, if at all. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific diseases and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

    Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with regulations and guidelines including those relating to good manufacturing practices, or GMPs. We cannot be certain that we or our suppliers will be able to comply with the GMPs and other FDA or other agency regulatory requirements.

    We also comply with the National Institute of Health Guidelines for Research Involving Recombinant DNA Molecules, which require, among other things, that our Institutional Biosafety Committee meet certain standards and that clinical trials involving the transfer of recombinant DNA be registered with the Recombinant DNA Advisory Committee.

    The policies of the FDA and other regulatory authorities may change and additional government regulations may be enacted which could prevent or delay approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

    We are also subject to federal, state and local laws, rules regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste.

EMPLOYEES


    As of September 30, 2000, we had 64 full-time employees, of whom 42 were engaged in our research and development activities. Of our employees, 26 hold post-graduate degrees, including 15 Ph.D. degrees. We consider our relations with our employees to be good. None of our employees is covered by a collective bargaining agreement. We have entered into confidentiality agreements with all of our employees and other consultants.


FACILITIES

    We lease approximately 37,700 square feet of laboratory and office space at one location in Cambridge, Massachusetts, through a lease that terminates
June 30, 2003. We also lease 17,550 square feet of manufacturing and office space at one location in Norwood, Massachusetts. Effective November 1, 2000, we will lease an additional 13,200 square feet of space in the Norwood facility. The lease for the entire 30,750 square feet of space in the Norwood facility terminates June 30, 2008.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our executive officers and directors as of September 30, 2000:

                 NAME                      AGE                           POSITION
                 ----                    --------                        --------
Mitchel Sayare, Ph.D...................     52      President, Chief Executive Officer and Chairman of
                                                      the Board

Walter A. Blattler, Ph.D...............     51      Executive Vice President, Science and Technology,
                                                      Treasurer and Director

John M. Lambert, Ph.D..................     49      Senior Vice President, Pharmaceutical Development

Pauline Jen Ryan.......................     33      Vice President, Business Development

David W. Carter........................     61      Director

Michael R. Eisenson....................     45      Director

Stuart F. Feiner.......................     52      Director

Mark Skaletsky.........................     52      Director

------------------------

    MITCHEL SAYARE, PH.D. joined ImmunoGen in 1986. He has been our Chief Executive Officer and Director since 1986 and Chairman of the Board since 1989. From 1986 until 1992, and since 1994, Dr. Sayare has served as our President. From 1982 to 1985, Dr. Sayare was Vice President for Development at
Xenogen, Inc., a biotechnology company specializing in monoclonal antibody-based diagnostic systems for cancer. From 1977 to 1982, Dr. Sayare was Assistant Professor of Biophysics and Biochemistry at the University of Connecticut. He holds a Ph.D. in Biochemistry from Temple University School of Medicine.
Dr. Sayare serves on the Board of Directors of ImmuCell Corporation, in addition to a number of private companies.

    WALTER A. BLATTLER, PH.D. joined ImmunoGen in 1987. He has served as a Director since September 1995, served as Vice President, Research and Development from 1987 to October 1994 and as Senior Vice President, Research and Development from October 1994 to October 1996. Since 1996, Dr. Blattler has served as Executive Vice President, Science and Technology. From 1981 to 1987, Dr. Blattler was Chief Scientist for the ImmunoGen-supported research program at the Dana-Farber Cancer Institute. Dr. Blattler received his Ph.D. from the Swiss Federal Institute of Technology in Zurich in 1978.

    JOHN M. LAMBERT, PH.D. joined ImmunoGen in 1987. Dr. Lambert served as Senior Director of Research from October 1994 to November 1996 and as Vice President, Research and Development from November 1996 to July 2000, when he was appointed Senior Vice President, Pharmaceutical Development. Prior to joining ImmunoGen, Dr. Lambert was Assistant Professor of Pathology at the Dana-Farber Cancer Institute, where he worked on the ImmunoGen supported research program. Dr. Lambert received his Ph.D. in Biochemistry from Cambridge University in England.

    PAULINE JEN RYAN rejoined ImmunoGen in 1999. From May 1999 to February 2000, Ms. Ryan served as Senior Director, Business Development. From 1998 to 1999,
Ms. Ryan was a Vice President of Capital Management Consulting, Inc., a biomedical consulting firm. From 1994 to 1997, she was Director of Business Development of Organogenesis, Inc., a biotechnology company. From 1993 to

1994, she was our Manager, Business Development. Ms. Ryan holds an M.B.A. from Northwestern University's Kellogg Graduate School of Management.

    DAVID W. CARTER has served as a member of our Board of Directors since
June 1997. He is Co-Chief Executive Officer and a Director of Xenogen, Inc., which he joined in 1997. From 1991 to 1997, Mr. Carter was the President and Chief Executive Officer of Somatix Therapy Corporation, a biotechnology company. Mr. Carter also serves on the Board of Directors of Cell Genesys, Inc, also a biotechnology company.

    MICHAEL R. EISENSON has served as a member of our Board of Directors since 1986. He is President and Chief Executive Officer of Charlesbank Capital Partners, LLC, the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Between 1981 and 1986, Mr. Eisenson held the position of Manager with Boston Consulting Group. Mr. Eisenson serves on the Board of Directors of CCC Information Services Group Inc., Playtex Products, Inc., and United Auto Group, Inc.

    STUART F. FEINER has served as a member of our Board of Directors since 1984. He has been Executive Vice President, General Counsel and Secretary of Inco Limited, a mining company, since August 1993, after having served as Vice President, General Counsel and Secretary of Inco Limited from April 1992 to August 1993. From January 1984 until April 1992, Mr. Feiner was President of Inco Venture Capital Management, the venture capital unit of Inco Limited.
Mr. Feiner serves on the Board of Directors of several private companies funded by Inco Venture Capital Management.


    MARK SKALETSKY has served as a member of our Board of Directors since
March 2000. He has been President, Chief Executive Officer and a Director of GelTex Pharmaceuticals, Inc., a biotechnology company, since 1993. From 1988 to 1993, he was President and Chief Executive Officer of Enzytech, Inc., a biotechnology company, and from 1983 to 1988 he was President and Chief Operating Officer of Biogen, Inc., also a biotechnology company. Mr. Skaletsky serves on the Board of Directors of two biotechnology companies, Isis Pharmaceuticals, Inc. and Microcide Pharmaceuticals, Inc.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of September 30, 2000 by


    - each person or entity known by us to be a beneficial owner of more than 5% of the outstanding shares of common stock,

    - each of our Directors and nominees for Director,


    - all of our current Executive Officers and Directors of the Company as a group. Except as otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned. Options to purchase shares of our common stock that are exercisable within 60 days of September 30, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purposes of computing any other person's ownership percentage.


    Unless otherwise listed, the address of the following beneficial owners is c/o ImmunoGen, Inc., 128 Sidney Street, Cambridge, Massachusetts 02139.


                                                                              PERCENT BENEFICIALLY
                                                                                      OWNED
                                                                             -----------------------
                                                                 SHARES        BEFORE        AFTER
                                                              BENEFICIALLY       THE          THE
BENEFICIAL OWNER                                                OWNED(1)     OFFERING(1)   OFFERING
----------------                                              ------------   -----------   ---------
Capital Ventures International(2) ..........................   2,475,185         6.7%         6.1%
  One Capitol Place, P.O. Box 1787 GT
  Grand Cayman, Cayman Islands, BWI

Mitchel Sayare, Ph.D.(3)....................................     805,445         2.3          2.1

Walter A. Blattler, Ph.D.(4)................................     457,006         1.3          1.2

John M. Lambert, Ph.D.(5)...................................     258,203           *            *

Pauline Jen Ryan(6).........................................      10,000           *            *

David W. Carter(7)..........................................      57,501           *            *

Stuart F. Feiner(8).........................................      16,667           *            *

Michael R. Eisenson(9)......................................           0          --           --

Mark Skaletsky..............................................           0          --           --

All current executive officers and Directors as a group        1,604,822         4.5          4.0
  (8 persons)...............................................


------------------------

*   Represents beneficial ownership of less than 1% of the common stock.

(1) Share ownership includes shares of common stock issuable upon exercise of certain outstanding options and warrants as described in the footnotes below.


(2) Consists of 2,475,185 shares of common stock that Capital Ventures International, or CVI, may acquire upon the exercise of warrants to purchase common stock. Our Restated Articles of Organization, as amended, and the warrants held by CVI, the CVI Warrants, limit the right of CVI to exercise the CVI Warrants such that the maximum number of shares of the common stock which may at any time be deemed to be beneficially owned by CVI upon the exercise of the CVI Warrants may not, together with any other shares of common stock then owned by CVI, exceed 9.9% of the then issued and outstanding shares of common stock.

(3) Includes 603,945 shares of common stock which Dr. Sayare may acquire upon the exercise of options within 60 days after September 30, 2000.



(4) Includes 373,945 shares of common stock which Dr. Blattler may acquire upon the exercise of options within 60 days after September 30, 2000.



(5) Includes 226,912 shares of common stock which Dr. Lambert may acquire upon the exercise of options within 60 days after September 30, 2000.



(6) Includes 10,000 shares of common stock which Ms. Ryan may acquire upon the exercise of options within 60 days after September 30, 2000.



(7) Consists of 57,501 shares of common stock which Mr. Carter may acquire upon the exercise of options within 60 days after September 30, 2000.



(8) Stuart F. Feiner is a Chairman of the general partner of North American Partners Limited Partnership II, which owns 19 shares of common stock.
    Mr. Feiner disclaims beneficial ownership of the shares of common stock held by such partnership. Mr. Feiner individually did not own any shares of common stock as of September 30, 2000. He is also named as direct owner of non-qualified options to acquire 95,000 shares of common stock granted by us in each of July 1992, July 1996 and July 1998. Pursuant to such option grants, Mr. Feiner may directly acquire 70,001 shares of common stock within 60 days after September 30, 2000. However, Mr. Feiner disclaims certain beneficial interest in the options and the underlying shares pursuant to an arrangement made between Mr. Feiner and Inco Limited, whereby Mr. Feiner assigned the options to acquire a total of 53,334 shares of common stock to that entity.



(9) Michael R. Eisenson is President and Chief Executive Officer of Charlesbank Capital Partners, LLC, the successor to Harvard Private Capital Group, Inc. and the investment advisor to Aeneas Venture Corporation. Mr. Eisenson owns no shares of common stock and disclaims beneficial ownership of the shares owned by Aeneas. Pursuant to an agreement among us, Aeneas and Mr. Eisenson, grants of stock options in connection with Mr. Eisenson's service as a Director are granted directly to Aeneas. Pursuant to such grants, Aeneas may acquire 70,001 shares of common stock within 60 days after September 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value.

COMMON STOCK


    As of September 30, 2000, there were 34,358,076 shares of our common stock outstanding that were held of record by approximately 21,500 beneficial owners of our stock. There will be 38,358,076 shares of our common stock outstanding after giving effect to the sale of the shares of common stock in this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants.


    The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive a pro rata share of any dividends out of assets legally available as our board of directors may from time to time determine. Upon liquidation, dissolution or our winding up, holders of our common stock are entitled to share proportionally in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    Pursuant to our restated and amended articles of organization, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The board can fix the rights, preferences, privileges and restrictions of the preferred stock not yet designated, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock. The likelihood that holders of preferred stock will receive preferential dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in our control, which could depress the market price of our common stock. Currently, no shares of our preferred stock are outstanding; we have no present plan to issue any shares of preferred stock.

WARRANTS


    Warrants to purchase 2,654,732 shares of our common stock, issued in connection with certain private placements of our convertible debentures and our preferred stock between March 1996 and July 1998, were outstanding as of September 30, 2000. These warrants have exercise prices ranging from $1.94 to $6.00 and expire from 2001 to 2003.


    From July 1997 through March 2000, we issued warrants to BioChem Pharma to purchase shares of our common stock equal to $11.1 million, the amount invested in our subsidiary, ATI, by BioChem Pharma as part of a three-year research collaboration. These warrants are exercisable at any time until and including July 31, 2002, for a number of shares of our common stock determined by dividing $11.1 million by the average market price of our common stock for the five consecutive trading days preceding this exercise date, subject to certain limitations, at an exercise price equal to such average market price.

REGISTRATION RIGHTS OF CERTAIN HOLDERS


    We originally registered the resale of approximately 3,877,000 shares of our common stock in connection with a March 1996 sale of common stock warrants and the October 1996 conversion of a convertible debenture into Series A Preferred Stock and the subsequent conversion of the preferred stock into common stock. Of the original number, 2,475,185 shares are currently available for sale under this registration, upon the exercise of the outstanding warrants. We are no longer required to maintain the effectiveness of the registration statement covering these shares as they are freely tradable under federal securities laws and regulations. An additional 229,548 shares of common stock issuable upon the exercise of outstanding warrants are available for sale under two other effective registration statements.


    We granted registration rights to certain investors with respect to 533,841 shares of our common stock purchased in a private placement. These rights entitle the holders to demand registrations, subject to certain conditions and limitations.


    We granted piggyback registration rights to SmithKline Beecham with respect to 1,023,039 shares of our common stock purchased in a private placement, subject to certain conditions and limitations. In an underwritten primary offering of our common stock, SmithKline Beecham's piggyback rights may be cut back if in the opinion of the managing underwriters no selling shareholder shares should be included in the registration statement due to market factors. SmithKline Beecham has agreed not to sell or otherwise dispose of its shares of our common stock and not to exercise its registration rights for a period of 90 days following the date of this prospectus, subject to certain exceptions. See "Underwriting."



    We granted BioChem Pharma demand and piggyback registration rights with respect to their warrant shares. The demand rights entitle BioChem Pharma to two demand registrations in which we pay all of the registration expenses and one demand registration in which BioChem Pharma pays its own share of registration expenses. The piggyback rights require that we pay all registration expenses. In an underwritten primary offering of our common stock, BioChem Pharma's piggyback rights may be cut back if in the opinion of the managing underwriters the number of shares of common stock requested by BioChem Pharma to be included in the registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering.


    We granted demand registration rights to Abgenix, Inc. with respect to 789,473 shares of our common stock purchased in a private placement. These rights entitle Abgenix to three demand registrations in the future, subject to certain conditions and limitations. These demand rights require that we pay all of Abgenix's registration expenses.


    Absent any contractual limitations, the holders of the above described registration rights could cause a significant number of shares of our common stock to be registered and sold in the public market. Such sales, or the perception that these sales could occur, may have an adverse effect on the market price for our common stock and could impair our ability to raise capital through an offering of equity securities.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                                  UNDERWRITING

    ImmunoGen and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions each underwriter has severally agreed to purchase the number of shares indicated in the following table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. SG Cowen Securities Corporation, Robertson Stephens, Inc., and Adams, Harkness & Hill, Inc. are the representatives of the underwriters.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
SG Cowen Securities Corporation.............................
Robertson Stephens, Inc.....................................
Adams, Harkness & Hill, Inc.................................
                                                              ---------
        Total...............................................  4,000,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock being offered by us if any shares are purchased, other than those covered by the over-allotment option described below.

    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to securities dealers at that price less
a concession not in excess of $         per share. Securities dealers may
reallow a concession not in excess of $         per share to other dealers.
After the shares of the common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

    We have granted to the underwriters an option to purchase up to 600,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. The option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed to purchase shares in approximately the same proportion as shown in the table above.

    The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds from the sale of shares to the underwriters before our expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                       WITHOUT      WITH
                                                           PER SHARE    OPTION     OPTION
                                                           ---------   --------   --------
Public offering price....................................
Underwriting discount....................................
Proceeds, before expenses, to ImmunoGen..................

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.


    Our directors, executive officers and SmithKline Beecham holding an aggregate of 315,852 shares of our common stock and options to purchase 1,288,970 shares of our common stock, have agreed that for a period of 90 days following the date of this prospectus, without the prior written consent of SG

Cowen Securities Corporation, not to directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act. These restrictions do not apply to (a) the transfer of any shares of common stock pursuant to a bona fide gift, (b) the transfer, if the holder is an individual, of any shares of common stock to his or her immediate family or a trust, the beneficiaries of which are exclusively the holder or a member of his or her immediate family, (c) the transfer of any shares of common stock to a charitable organization, (d) the transfer, if the holder is a partnership or a corporation, to limited partners or shareholders of the undersigned as a distribution, or (e) the transfer of any shares of securities to any company, corporation, business or entity controlled by, controlling, or under common control with the undersigned; provided, however, that in each case the transferee will be required to agree in writing to be bound by similar lock-up terms as a condition of any such transfer. SG Cowen Securities Corporation may, in its sole discretion, and at any time without notice, release all or a portion of the shares subject to lock-up agreements.


    The underwriters may engage in over-allotment, stabilizing transactions, covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered hereby to any account over which they exercise discretionary authority.


    We estimate that our out of pocket expenses for this offering will be approximately $280,000.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Shearman & Sterling, New York, New York. Shearman & Sterling will rely upon the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to certain matters governed by the law of Massachusetts.

                                    EXPERTS

    Our consolidated financial statements as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000 included and incorporated in this prospectus have been so included and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering, and the over-allotment option expires or is exercised. The documents we incorporate by reference are:

    (a) our Annual Report on Form 10-K for the fiscal year ended June 30, 2000;


    (b) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000;



    (c) our proxy materials on Schedule 14A as filed with the Commission on October 12, 2000;



    (d) our Current Reports on Form 8-K filed with the Commission on September 11, 2000 and October 10, 2000 and on Form 8-K/A filed with the Commission on October 10, 2000; and



    (e) the description of our capital stock contained in our registration statement on Form 8-A under the Securities Exchange Act of 1934 (File
No. 0-17999), including amendments or reports filed for the purpose of updating such description.


    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: ImmunoGen, Inc., Attention:
Investor Relations, 128 Sidney Street, Cambridge, Massachusetts 02139; telephone number (617) 995-2500.


    To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.



    All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document modifies or supersedes such statement.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

    We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by us. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                                IMMUNOGEN, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                            PAGE
                                                                                            ----
Annual Financial Statements:
  Report of Independent Accountants.......................................................  F-2

  Consolidated Balance Sheets as of June 30, 2000 and 1999................................  F-3

  Consolidated Statements of Operations for the years ended June 30, 2000, 1999 and
    1998..................................................................................  F-4

  Consolidated Statements of Stockholders' Equity for the years ended June 30, 2000, 1999 and 1998..............................................................................  F-5

  Consolidated Statements of Cash Flows for the years ended June 30, 2000, 1999 and
    1998..................................................................................  F-6

  Notes to Consolidated Financial Statements..............................................  F-7

Interim Financial Statements (unaudited):

  Condensed Consolidated Balance Sheets as of September 30, 2000 and June 30, 2000........  F-23

  Condensed Consolidated Statements of Operations for the three months ended September 30,
    2000 and 1999.........................................................................  F-24

  Condensed Consolidated Statements of Stockholders' Equity for the year ended June 30,
    2000 and the three months ended September 30, 2000....................................  F-25

  Condensed Consolidated Statements of Cash Flows for the three months ended September 30,
    2000 and 1999.........................................................................  F-26

  Notes to Condensed Consolidated Financial Statements....................................  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ImmunoGen, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ImmunoGen, Inc. (the "Company") at June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Boston, Massachusetts
July 28, 2000,
except for Note 14 as to which the date is September 7, 2000

                                IMMUNOGEN, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        JUNE 30,
                                                              -----------------------------
                                                                  2000            1999
                                                              -------------   -------------
                                          ASSETS

Current Assets:
  Cash and cash equivalents.................................  $   1,408,908   $   4,225,580
  Marketable securities.....................................     15,920,484              --
  Due from related party....................................         47,352         910,108
  Current portion of note receivable........................             --         350,000
  Prepaid and other current assets..........................        415,441          57,915
                                                              -------------   -------------
          Total current assets..............................     17,792,185       5,543,603
                                                              -------------   -------------
Property and equipment, net of accumulated depreciation.....      1,508,396       1,583,350
Other assets................................................         43,700          43,700
                                                              -------------   -------------
          Total assets......................................  $  19,344,281   $   7,170,653
                                                              =============   =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $     891,419   $     869,996
  Accrued compensation......................................        204,210         282,390
  Other current accrued liabilities.........................        987,475         528,969
  Current portion of deferred lease and capital lease
    obligations.............................................         60,083          91,911
  Current portion of deferred revenue.......................        325,000              --
                                                              -------------   -------------
          Total current liabilities.........................      2,468,187       1,773,266
                                                              -------------   -------------
Capital lease obligations...................................          8,137          68,220
Deferred revenue............................................      1,500,000              --
                                                              -------------   -------------
          Total liabilities.................................      3,976,324       1,841,486
                                                              -------------   -------------
Commitments and contingencies (Note 12)

Stockholders' equity:
  Preferred stock; $.01 par value; authorized 5,000,000 as
    of June 30, 2000 and 1999:
    Convertible preferred stock, Series E, $.01 par value;
      issued and outstanding 0 and 2,400 shares as of
      June 30, 2000 and 1999, respectively (liquidation
      preference--stated value).............................             --              24
  Common stock, $.01 par value; authorized 50,000,000 shares as of June 30, 2000 and June 30, 1999, respectively;
    issued and outstanding 33,050,659 and 25,668,797 shares
    as of June 30, 2000 and June 30, 1999, respectively.....        330,507         256,687
  Additional paid-in capital................................    168,682,991     158,790,821
  Accumulated deficit.......................................   (153,955,925)   (153,718,365)
  Accumulated other comprehensive income....................        310,384              --
                                                              -------------   -------------
          Total stockholders' equity........................     15,367,957       5,329,167
                                                              -------------   -------------
          Total liabilities and stockholders' equity........  $  19,344,281   $   7,170,653
                                                              =============   =============

   The accompanying notes are an integral part of the consolidated financial statements.

                                IMMUNOGEN, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 YEARS ENDED JUNE 30,
                                                        ---------------------------------------
                                                           2000          1999          1998
                                                        -----------   -----------   -----------
Revenues:
  Revenue earned under collaboration agreements.......  $11,175,000   $ 3,000,000            --
  Development fees....................................        4,800       400,105   $   304,723
  Licensing...........................................          705         1,158         2,454
                                                        -----------   -----------   -----------
      Total revenues..................................   11,180,505     3,401,263       307,177
                                                        -----------   -----------   -----------
Expenses:
  Research and development............................    8,878,105     6,097,869     5,744,572
  Purchase of in-process research and development
    technology........................................           --            --       871,930
  General and administrative..........................    3,063,403     1,785,751     1,740,347
                                                        -----------   -----------   -----------
      Total expenses..................................   11,941,508     7,883,620     8,356,849
                                                        -----------   -----------   -----------
      Net loss from operations........................     (761,003)   (4,482,357)   (8,049,672)
Interest income.......................................      378,522       250,995       232,937
Gain on the sale of assets............................       19,538         4,200        25,629
Other income..........................................       49,513        51,042        20,645
                                                        -----------   -----------   -----------
Net loss before minority interest.....................     (313,430)   (4,176,120)   (7,770,461)
                                                        -----------   -----------   -----------
  Minority interest in net loss of consolidated
    subsidiary........................................       75,870       101,160       159,524
                                                        -----------   -----------   -----------
      Net loss........................................     (237,560)   (4,074,960)   (7,610,937)
                                                        -----------   -----------   -----------
  Non-cash dividends on convertible preferred stock...           --      (917,583)     (605,479)
                                                        -----------   -----------   -----------
      Net loss to common stockholders.................  $  (237,560)  $(4,992,543)  $(8,216,416)
                                                        ===========   ===========   ===========
Basic and diluted loss per common share...............  $     (0.01)  $     (0.20)  $     (0.34)
                                                        ===========   ===========   ===========
Shares used in computing basic and diluted loss per
  share amounts.......................................   29,520,576    25,525,061    24,210,340
                                                        ===========   ===========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                                IMMUNOGEN, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (NOTE 11)

                                                                  PREFERRED                                        ACCUMULATED
                                         COMMON STOCK               STOCK           ADDITIONAL                        OTHER
                                     ---------------------   -------------------     PAID-IN       ACCUMULATED    COMPREHENSIVE
                                       SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL         DEFICIT          INCOME
                                     ----------   --------   --------   --------   ------------   -------------   --------------
Balance at June 30, 1997...........  21,779,767   $217,797     2,800      $28      $144,753,538   $(140,509,406)     $     --
Stock options exercised............     114,302      1,143        --       --           101,728              --            --
Issuance of Common Stock in
  exchange for shares of
  subsidiary.......................     475,425      4,754        --       --           867,176              --            --
Conversion of Series A Convertible
  Preferred Stock into Common
  Stock............................   1,347,491     13,475    (1,100)     (11)          119,947              --            --
Conversion of Series C Convertible
  Preferred Stock into Common
  Stock............................     701,180      7,012      (700)      (7)           25,481              --            --
Conversion of Series D Convertible
  Preferred Stock into Common
  Stock............................   1,001,387     10,014    (1,000)     (10)           16,195              --            --
Issuance of Series E Convertible
  Preferred Stock, net of financing
  costs............................          --         --     1,200       12         1,448,376              --            --
Value of Common Stock purchase
  warrants issued..................          --         --        --       --           580,056              --            --
Value ascribed to ImmunoGen
  warrants issued to BioChem,
  net of financing costs...........          --         --        --       --         4,870,088              --            --
Non-cash dividends on convertible
  preferred stock..................          --         --        --       --                --        (605,479)           --
Net loss for the year ended June
  30, 1998.........................          --         --        --       --                --      (7,610,937)           --
                                     ----------   --------    ------      ---      ------------   -------------      --------
Balance at June 30, 1998...........  25,419,552    254,195     1,200       12       152,782,585    (148,725,822)           --
Stock options exercised............     174,245      1,742        --       --           313,545              --            --
Issuance of Series E Convertible
  Preferred Stock, net of financing
  costs............................          --         --     1,200       12         1,495,193              --            --
Issuance of Common Stock in
  exchange for Series E Preferred
  Stock placement services.........      75,000        750        --       --              (750)             --            --
Value of Common Stock purchase
  warrants issued..................          --         --        --       --           917,583              --            --
Compensation for stock option
  vesting acceleration for retired
  director.........................          --         --        --       --            13,275              --            --
Value ascribed to ImmunoGen
  warrants issued to BioChem,
  net of financing costs...........          --         --        --       --         3,269,390              --            --
Non-cash dividends on convertible
  preferred stock..................          --         --        --       --                --        (917,583)           --
Net loss for the year ended June
  30, 1999.........................          --         --        --       --                --      (4,074,960)           --
                                     ----------   --------    ------      ---      ------------   -------------      --------
Balance at June 30, 1999...........  25,668,797    256,687     2,400       24       158,790,821    (153,718,365)           --
Unrealized gain on marketable
  securities.......................          --         --        --       --                --              --       310,384
Net loss for the year ended June
  30, 2000.........................          --         --        --       --                --        (237,560)           --
Comprehensive Income...............          --         --        --       --                --              --            --
Stock options exercised............     131,567      1,316        --       --           219,192              --            --
Exercise of put option.............   1,023,039     10,231        --       --         2,489,769              --            --
Warrants exercised.................   3,403,728     34,037        --       --         4,408,575              --            --
Conversion of Series E Convertible
  Preferred Stock into Common
  Stock............................   2,823,528     28,236    (2,400)     (24)          (28,212)             --            --
Compensation for stock option
  vesting acceleration for
  terminated officer...............          --         --        --       --           349,716              --            --
Value ascribed to ImmunoGen
  warrants issued to Biochem,
  net of financing costs...........          --         --        --       --         2,453,130              --            --
                                     ----------   --------    ------      ---      ------------   -------------      --------
Balance at June 30, 2000...........  33,050,659   $330,507        --      $--      $168,682,991   $(153,955,925)     $310,384
                                     ==========   ========    ======      ===      ============   =============      ========


                                     COMPREHENSIVE        TOTAL
                                         INCOME       STOCKHOLDERS'
                                         (LOSS)          EQUITY
                                     --------------   -------------
Balance at June 30, 1997...........    $       --      $ 4,461,957
Stock options exercised............            --          102,871
Issuance of Common Stock in
  exchange for shares of
  subsidiary.......................            --          871,930
Conversion of Series A Convertible
  Preferred Stock into Common
  Stock............................            --          133,411
Conversion of Series C Convertible
  Preferred Stock into Common
  Stock............................            --           32,486
Conversion of Series D Convertible
  Preferred Stock into Common
  Stock............................            --           26,199
Issuance of Series E Convertible
  Preferred Stock, net of financing
  costs............................            --        1,448,388
Value of Common Stock purchase
  warrants issued..................            --          580,056
Value ascribed to ImmunoGen
  warrants issued to BioChem,
  net of financing costs...........            --        4,870,088
Non-cash dividends on convertible
  preferred stock..................            --         (605,479)
Net loss for the year ended June
  30, 1998.........................    (7,610,937)      (7,610,937)
                                       ----------      -----------
Balance at June 30, 1998...........            --        4,310,970
Stock options exercised............            --          315,287
Issuance of Series E Convertible
  Preferred Stock, net of financing
  costs............................            --        1,495,205
Issuance of Common Stock in
  exchange for Series E Preferred
  Stock placement services.........            --               --
Value of Common Stock purchase
  warrants issued..................            --          917,583
Compensation for stock option
  vesting acceleration for retired
  director.........................            --           13,275
Value ascribed to ImmunoGen
  warrants issued to BioChem,
  net of financing costs...........            --        3,269,390
Non-cash dividends on convertible
  preferred stock..................            --         (917,583)
Net loss for the year ended June
  30, 1999.........................    (4,074,960)      (4,074,960)
                                       ----------      -----------
Balance at June 30, 1999...........            --        5,329,167
Unrealized gain on marketable
  securities.......................       310,384          310,384
Net loss for the year ended June
  30, 2000.........................      (237,560)        (237,560)
                                       ----------
Comprehensive Income...............        72,824               --
                                       ==========
Stock options exercised............            --          220,508
Exercise of put option.............            --        2,500,000
Warrants exercised.................            --        4,442,612
Conversion of Series E Convertible
  Preferred Stock into Common
  Stock............................            --               --
Compensation for stock option
  vesting acceleration for
  terminated officer...............            --          349,716
Value ascribed to ImmunoGen
  warrants issued to Biochem,
  net of financing costs...........            --        2,453,130
                                       ----------      -----------
Balance at June 30, 2000...........    $       --      $15,367,957
                                       ==========      ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                IMMUNOGEN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       YEARS ENDED JUNE 30,
                                                              ---------------------------------------
                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
Cash flows from operating activities:
    Net loss to common stockholders.........................  $  (237,560)  $(4,992,543)  $(8,216,416)
    Adjustments to reconcile net loss to net cash used for
      operating activities:
      Depreciation and amortization.........................      498,619       555,357     1,053,441
      Stock issued for in-process research and development
        technology..........................................           --            --       871,930
      Loss (gain) on sale of property and equipment.........      (19,539)       (4,200)      (25,629)
      Interest earned on note receivable....................           --       (77,362)     (103,722)
      Compensation for stock option vesting acceleration....      349,716        13,275            --
      Non-cash dividend on convertible preferred stock......           --       917,583       605,479
      Minority interest in net loss of consolidated
        subsidiary..........................................      (75,870)     (101,160)     (159,524)
      Amortization of deferred lease........................      (35,172)      (52,760)      (60,664)
      Changes in operating assets and liabilities:
      Due from related party................................       19,756         5,365       (72,473)
      Prepaid and other current assets......................     (357,526)       (6,555)      197,131
      Accounts payable......................................       21,423       170,578        86,859
      Accrued compensation..................................      (78,180)       57,264       (23,346)
      Other current accrued liabilities.....................      458,506            --            --
      Deferred revenue......................................    1,825,000       (24,277)     (121,319)
                                                              -----------   -----------   -----------
        Net cash (used for) provided by operating
          activities........................................    2,369,173    (3,539,435)   (5,968,253)
                                                              -----------   -----------   -----------
  Cash flows from investing activities:
      Capital expenditures..................................     (423,921)     (120,223)      (27,480)
      Payments received on note receivable..................      350,000       960,000       330,000
      Purchase of marketable securities.....................  (20,521,137)           --            --
      Proceeds from maturities of marketable securities.....    4,950,347            --            --
      Prepaid interest from investments.....................      (39,310)           --            --
      Proceeds from sale of property and equipment..........       19,795         4,200        37,705
                                                              -----------   -----------   -----------
      Net cash (used for) provided by investing
        activities..........................................  (15,664,226)      843,977       340,225
                                                              -----------   -----------   -----------
  Cash flows from financing activities:
      Proceeds from exercise of put option..................    2,500,000            --            --
      Proceeds from stock warrants exercised................    4,442,612            --            --
      Proceeds from convertible preferred stock, net........           --     1,495,205     1,429,136
      Proceeds from issuance of subsidiary convertible
        preferred stock, net................................    3,372,000     3,370,550     4,205,865
      Stock issuances, net..................................      220,508       315,287       102,870
      Principal payments on capital lease obligations.......      (56,739)       (1,829)      (37,068)
                                                              -----------   -----------   -----------
      Net cash provided by financing activities.............   10,478,381     5,179,213     5,700,803
                                                              -----------   -----------   -----------
Net change in cash and cash equivalents.....................   (2,816,672)    2,483,755        72,775
                                                              -----------   -----------   -----------
Cash and cash equivalents, beginning balance................    4,225,580     1,741,825     1,669,050
                                                              -----------   -----------   -----------
Cash and cash equivalents, ending balance...................  $ 1,408,908   $ 4,225,580   $ 1,741,825
                                                              ===========   ===========   ===========
Supplemental disclosure of noncash financing activities:
Capital lease obligations assumed on acquired equipment.....  $        --   $   126,788   $        --
                                                              ===========   ===========   ===========
Due from related party for quarterly investment payment.....  $        --   $   843,000   $   843,000
                                                              ===========   ===========   ===========
Conversion of Series A Preferred Stock to Common Stock......  $        --   $        --   $ 2,089,828
                                                              ===========   ===========   ===========
Conversion of Series C Preferred Stock to Common Stock......  $        --   $        --   $ 1,101,341
                                                              ===========   ===========   ===========
Conversion of Series D Preferred Stock to Common Stock......  $        --   $        --   $ 1,287,102
                                                              ===========   ===========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                                IMMUNOGEN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND PLAN OF OPERATION:

    The Company anticipates that its existing capital resources will enable it to maintain its current and planned operations at least through fiscal year 2001. ImmunoGen, Inc. ("ImmunoGen" or the "Company") was incorporated in Massachusetts in 1981 to develop, produce and market commercial anti-cancer and other pharmaceuticals based on molecular immunology. The Company continues to research and develop its various products and technologies, and does not expect to derive revenue from commercially approved product sales within the foreseeable future. It is anticipated that the Company's existing capital resources, enhanced by collaborative agreement funding, will enable current and planned operations to be maintained through at least the next twelve-month period. However, if the Company is unable to achieve subsequent milestones under its collaborative agreements, the Company may be required to pursue additional strategic partners, secure alternative financing arrangements and/or defer or limit some or all of its research, development and/or clinical projects.

    The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, the safety, efficacy and successful development of product candidates, fluctuations in operating results, protection of proprietary technology, limited sales and marketing experience, limited manufacturing capacity, risk of product liability, compliance with government regulations and dependence on key personnel and collaborative partners.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, ImmunoGen Securities Corp. (established in December 1989), and Apoptosis Technology, Inc. ("ATI") (established in
January 1993). All intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

    The Company recognizes revenue on milestone based collaboration agreements when achievement of the milestone has occurred and collection is probable. Deferred revenues represent milestone payments received from collaborators where the performance obligations related to the milestone have not been completed. Revenues recognized are based on the collaboration agreement milestone value and the relationship of costs incurred to the Company's estimates of total cost expected to complete that milestone. The Company's estimates of cost include all costs expected to be incurred to fulfill performance obligations related to the milestone.

    Development revenues of approximately $4,800, $400,000 and $305,000 in fiscal years 2000, 1999 and 1998, respectively, represent income earned, on a cost reimbursement basis, under the Small Business Innovation Research Program of the National Institute of Health and amounts received pursuant to licensing agreements of the Company and ATI.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                IMMUNOGEN, INC.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

INCOME TAXES

    The Company uses the liability method whereby the deferred tax liabilities and assets are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using current statutory tax rates. A valuation allowance against net deferred tax assets is recorded if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The Company has no significant off balance sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with financial institutions. Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of the cash and cash equivalents and short term marketable securities. The Company places its cash, cash equivalents and marketable securities with high credit quality financial institutions.

CASH AND CASH EQUIVALENTS

    The Company considers all investments purchased with maturity dates of three months or less from the date of acquisition to be cash equivalents. Cash and cash equivalents include, at cost plus accrued interest which approximates market value, $1,194,000 and $3,910,000 of money market funds and repurchase agreements at June 30, 2000 and 1999, respectively.

MARKETABLE SECURITIES

    In accordance with the Company's investment policy, surplus cash is invested in investment-grade corporate and U.S. Government debt securities typically with maturity dates of less than one year. The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable securities which meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices. Unrealized gains and losses are reported net, as comprehensive income, within shareholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity with all amortization/accretion included in interest income.

                                IMMUNOGEN, INC.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company provides for depreciation based upon expected useful lives using the straight-line method over the following estimated useful lives:

Machinery and equipment..........  3-5 years
Computer hardware and software...  3-5 years
Furniture and fixtures...........  5 years
Leasehold improvements...........  Shorter of lease term or estimated useful life

    Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of disposed assets and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to non-operating income. Gains recorded under sale/ leaseback arrangements are deferred and amortized to operations over the life of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At the occurrence of a certain event or change in circumstances, the Company evaluates the potential impairment of an asset based on estimated future undiscounted cash flows. In the event impairment exists, the Company will measure the amount of such impairment based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Based on management's assessment as of June 30, 2000, the Company has determined that no impairment of long-lived assets exists.

DEBT AND EQUITY INSTRUMENTS ISSUED WITH PROVISIONS FOR CONVERSION INTO COMMON STOCK AT A DISCOUNT TO THE MARKET PRICE OF COMMON STOCK

    The value of discounts inherent in convertible instruments issued with provisions for conversion into Common Stock at a discount to the market price of Common Stock or the value of any warrants issued in connection with those instruments, is calculated as of the date of issuance of the convertible securities as either dividends to preferred shareholders or as interest to debtholders. The calculated value of the discount is amortized over the period in which the discount is earned. In certain instances, the number and/or exercise prices of warrants to be issued are tied to the market price of the Common Stock at a future date (the "future price"). Therefore, the number of warrants to be issued and/or the exercise price of those warrants is not readily determinable at the date of issuance, when the value is required to be calculated. In those instances, for warrant valuation purposes, the Company assumes that the future price is equal to the quoted market price of the Common Stock on the date of issuance. Accordingly, upon conversion, actual numbers and/or prices may differ from original estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, The Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement was deferred to fiscal years beginning after June 15, 2000. This statement requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and the measurement of

                                IMMUNOGEN, INC.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
those instruments at fair value. The Company does not expect the adoption of this statement to have a material impact on its financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), which addresses accounting policies to be applied in the recognition, presentation and disclosure of revenues from contract partnerships, in financial statements filed with the SEC. The net effect of SAB 101, when applicable could defer revenue recognition for some milestone payments previously received into future accounting periods. On
June 26, 2000, the SEC deferred the implementation of SAB 101 from the second calendar quarter of 2000 until no later than the fourth calendar quarter of 2000, in order to provide companies with additional time to determine the effect that a change in accounting policy under SAB 101 will have on their revenue recognition practices. The implementation of SAB 101 will require companies to report any changes in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes". The implementation of SAB 101 could have a material effect on the reported financial results for the year ended June 30, 2001.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

3. AGREEMENTS:

SMITHKLINE BEECHAM LICENSING AND STOCK PURCHASE AGREEMENTS


    In February 1999, the Company entered into an exclusive license agreement with SB to develop and commercialize ImmunoGen's lead tumor activated prodrug, ("TAP") huC242-DM1/SB-408075. Under the terms of the agreement, the Company could receive more than $40.0 million, subject to the achievement by the Company of certain development milestones. The Company is also entitled to receive royalty payments on future product sales, if and when they commence. Finally, at ImmunoGen's option, SB will purchase up to $5.0 million of ImmunoGen Common Stock over the next two years, subject to certain conditions. Through June 30, 2000, SB had purchased $2.5 million worth of ImmunoGen Common Stock.


    The SB Agreement is expected to provide the Company with sufficient cash funding to carry out its responsibilities in developing huC242-DM1/SB-408075. To that end, the Company will be responsible for the product's initial assessment in humans, which began in December 1999. All costs subsequent to the initial assessment will be the responsibility of SB.

    As of June 30, 1999, the first two milestone payments totaling $3.0 million had been received and recorded as collaboration revenue. Pursuant to the SB Agreement, the payments represented non-refundable, unrestricted milestones where no future obligation to perform exists. As of June 30,

                                IMMUNOGEN, INC.

3. AGREEMENTS: (CONTINUED)
2000, the Company received an additional two milestone payments totaling
$6.5 million which were recorded as collaboration revenue, with the exception of $325,000 of the second payment recorded as deferred revenue until such time as the remaining ongoing financial commitment associated with the milestone is satisfied.

IMMUNOGEN/DANA-FARBER CANCER INSTITUTE

    The Company had a long-standing research and license agreement with Dana-Farber Cancer Institute, Inc. ("Dana-Farber"), a Massachusetts not-for-profit corporation. As part of the research and licensing agreement, the Company agreed to fund certain research and development projects conducted by Dana-Farber in relation to the development and eventual commercialization of certain biologicals to be used in the treatment of certain forms of cancer. No funding of such projects occurred in fiscal 1998, 1999, or 2000 and none is anticipated in the foreseeable future. To the extent that any invention develops at Dana-Farber, which derived its principal support and prior funding from the Company, the Company has the exclusive right to use such invention. Also as part of the arrangement, the Company is required to pay to Dana-Farber, if and when product sales commence, certain royalties based on a formula stipulated in the agreement.

ATI/DANA-FARBER AGREEMENTS

    ATI was established as a joint venture between ImmunoGen and Dana-Farber to develop therapeutics based on apoptosis technology developed at Dana-Farber. In January 1993, the Company purchased 7,000 shares of Class A Preferred Stock of ATI. The Class A Preferred Stock is voting stock and carries a liquidation preference over the common stock of ATI. In addition to previous investments in ATI, ImmunoGen was committed to obtain or furnish another $3.0 million in equity for ATI on such terms and conditions as were mutually agreed to by ATI and the providers of such additional equity. As of June 30, 1997, amounts owed by ATI to ImmunoGen approximated $14.2 million. In July 1997, this balance due ImmunoGen was converted into shares of ATI common stock, thereby satisfying the agreement to provide an additional $3.0 million in equity and increasing ImmunoGen's majority ownership from approximately 72% to approximately 95%.

    Under the terms of a stock purchase agreement entered into among the Company, ATI, Dana-Farber and a founding researcher of ATI, if ATI had not concluded a public offering of its stock for at least $5.0 million prior to January 11, 1998, Dana-Farber and the individual stockholder each could require the Company to purchase (the "put option"), or the Company could require such stockholders to sell (the "call option"), their shares of ATI common stock at a predetermined price through January 11, 1999. At the Company's discretion, the options were exercisable through cash or by the delivery of shares of Common Stock. In January 1998, the individual stockholder exercised his put option for 500,000 shares of ATI common stock, par value $0.00002 per share, for an aggregate of $871,930. The value of the Common Stock issued was determined by the terms of the put agreement and subject to the closing price of the Common Stock on the date of the exercise of the put option. The Company elected to issue its Common Stock in lieu of a cash payment and, in March 1998, 475,425 shares of Common Stock were issued to the individual stockholder, thereby increasing the Company's ownership of ATI from approximately 95% to approximately 97%. The transaction was accounted for as a step acquisition of a minority interest in a subsidiary. The incremental 1.5% ATI ownership interest received by the Company is based upon in-process ATI research and development

                                IMMUNOGEN, INC.

3. AGREEMENTS: (CONTINUED)
technology and, therefore, is not considered a substantiated intangible asset. Accordingly, the cost of the acquisition, $871,930, or ($0.03) per common share was charged to operations in 1998.

GENENTECH LICENSING AGREEMENT


    In May 2000, the Company executed two separate licensing agreements with Genentech, Inc. of South San Francisco, California. The first agreement grants an exclusive license to Genentech for ImmunoGen's maytansinoid TAP technology for use with antibodies such as Herceptin-Registered Trademark-. Under the terms of the agreement, Genentech will receive exclusive worldwide rights to commercialize anti-HER2 targeting products using ImmunoGen's maytansinoid TAP platform. Genentech will be responsible for manufacturing, product development and marketing of any products resulting from the agreement; ImmunoGen will be reimbursed for any preclinical and clinical materials that it makes under the agreement. ImmunoGen received and recorded as revenue a $2.0 million non-refundable payment for execution of the agreement for which no further performance is required. In addition to royalties on net sales, the terms of the agreement include certain other payments based on Genentech's achievement of milestones, assuming all benchmarks are met, for potentially up to $40.0 million.


GENENTECH HEADS OF AGREEMENT


    In addition to the Herceptin-Registered Trademark- agreement described above, the Company announced in May 2000 that it has entered into an additional agreement with Genentech. This second collaboration provides Genentech with broad access to ImmunoGen's maytansinoid TAP technology for use with Genentech's other proprietary antibodies. The multi-year agreement provides Genentech with a license to utilize ImmunoGen's maytansinoid TAP platform in its antibody product research efforts and an option to obtain product licenses for a limited number of antigen targets over the agreement's five-year term. Under this agreement, the Company received and recorded as revenue a non-refundable technology access fee of $3.0 million in May 2000. This agreement also provides for certain other payments based on Genentech's achievement of milestones, assuming all benchmarks are met for potentially up to $39.0 million per antigen target, and royalties on net sales of resulting products. Genentech will be responsible for manufacturing, product development and marketing of any products developed through this collaboration; ImmunoGen will be reimbursed for any preclinical materials that it makes under the agreement. The agreement can be renewed for one subsequent three-year period, for an additional technology access fee.


BRITISH BIOTECH DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

    Also in May 2000, the Company entered into a development, commercialization and license agreement with British Biotech Pharmaceuticals Limited ("British Biotech"), a biotechnology company located in Oxford, England, to develop and commercialize the Company's huN901-DM1 TAP for the treatment of small-cell lung cancer. The agreement grants British Biotech exclusive rights to develop and commercialize huN901-DM1 in the European Union and Japan. The Company retains the rights to commercialize huN901-DM1 in the United States and the rest of the world, as well as the right to manufacture the product worldwide. Under the terms of the agreement, British Biotech will be responsible for conducting the clinical trials necessary to achieve marketing approval in the United States, European Union and Japan. ImmunoGen is responsible for the remaining preclinical development, and will be reimbursed for manufacturing the product for clinical trials. British Biotech

                                IMMUNOGEN, INC.

3. AGREEMENTS: (CONTINUED)
paid a fee of $1.5 million for its territorial rights to huN901-DM1 which has been deferred, to be recorded as revenue as the Company completes its preclinical development obligations. Upon approval of the product for marketing in the United States, the Company will pay to British Biotech a one-time milestone payment of $3.0 million. ImmunoGen will receive royalties on sales of huN901-DM1 in the European Union and Japan.

4. COMPUTATION OF LOSS PER COMMON SHARE:

    Basic and diluted earnings/(loss) per share is calculated based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporates the dilutive effect of stock options, warrants and other convertible securities. As of June 30, 2000, 1999 and 1998, the total number of options, warrants and other securities convertible into ImmunoGen Common Stock equaled 6,964,225, 12,610,917 and 9,779,683 respectively. ImmunoGen Common Stock equivalents as calculated in accordance with the treasury-stock accounting method, totaled 4,698,751, 3,666,523 and 1,683,325 as of June 30, 2000, 1999 and 1998 respectively. ImmunoGen Common Stock equivalents have not been included in the loss per share calculation because their effect is antidilutive.

5. MARKETABLE SECURITIES:

    As of June 30, 1999, $4,225,580 in cash and overnight government repurchase agreements was classified as cash and cash equivalents. The Company's cash, cash equivalents and marketable securities as of June 30, 2000 are as follows:

                                                                 GROSS        GROSS
                                                  AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                    COST         GAINS        LOSSES     FAIR VALUE
                                                 -----------   ----------   ----------   -----------
Cash and cash equivalents......................  $ 1,408,908    $     --      $    --    $ 1,408,908
Commercial paper...............................    7,345,113     301,837          (30)     7,646,920
Government treasury notes......................    8,264,987      10,045       (1,468)     8,273,564
                                                 -----------    --------      -------    -----------
      Total....................................   17,019,008     311,882       (1,498)    17,329,392
Less amounts classified as cash and cash
  equivalents..................................   (1,408,908)         --           --     (1,408,908)
                                                 -----------    --------      -------    -----------
      Total marketable securities..............  $15,610,100    $311,882      $(1,498)   $15,920,484
                                                 ===========    ========      =======    ===========

    During the twelve-month period ended June 30, 2000, $310,000 of unrealized gains on available-for-sale securities were recognized as comprehensive income.

6. NOTE RECEIVABLE:

    Effective January 1, 1996, the Company assigned its leases on its Canton facility and equipment to another biotechnology company. Under the terms of the agreements, the assignee assumed all payment obligations under the leases, which amount to approximately $116,000 per month, and made cash payments to the Company at various dates through July 1999, which totaled approximately
$2.4 million. On July 1, 1999, the final scheduled payment of $350,000 was received in full, thereby satisfying all obligations under the note.

                                IMMUNOGEN, INC.

7. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at June 30, 2000 and 1999:

                                                             JUNE 30,
                                                     -------------------------
                                                        2000          1999
                                                     -----------   -----------
Machinery and equipment............................  $ 2,085,037   $ 1,976,411
Computer hardware and software.....................      761,497       531,998
Assets under construction..........................      104,400       113,321
Furniture and fixtures.............................       67,229        15,401
Leasehold improvements.............................    8,378,609     8,346,859
                                                     -----------   -----------
                                                      11,396,772    10,983,990
Less accumulated depreciation and amortization.....    9,888,376     9,400,640
                                                     -----------   -----------
                                                     $ 1,508,396   $ 1,583,350
                                                     ===========   ===========

    Depreciation and amortization expense was $499,000, $555,000 and $1,053,000 for the years ended June 30, 2000, 1999 and 1998, respectively.

    As of June 30, 2000 and June 30, 1999 capital lease amortization totaled $59,000 and $2,000, respectively. As of June 30, 2000 and June 30, 1999 the cost of capitalized equipment equaled $140,000 and $29,000, respectively, of which all is classified under Computer hardware & software.

8. COMPREHENSIVE INCOME (LOSS):

    The Company presents comprehensive income in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." For the years ended June 30, 2000, 1999 and 1998, total comprehensive income (loss) equaled $72,824, $(4,074,960) and $(7,610,937), respectively. Other comprehensive income was comprised entirely of unrealized gains recognized on available-for-sale debt securities.

9. MINORITY INTEREST:

    In July 1997, ATI entered into a collaboration agreement with BioChem Pharma Inc. ("BioChem"), a large Canadian biopharmaceutical company. This agreement granted BioChem an exclusive worldwide license to ATI's proprietary screens based on two families of proteins involved in apoptosis, for use in identifying leads for anti-cancer drug development. As of April 2000, BioChem fulfilled all of its funding obligations under the agreement by purchasing a total of $11.125 million in non-voting, non-dividend-bearing convertible preferred stock of ATI.

    In April 2000, BioChem informed ATI of its decision not to extend the agreement beyond its scheduled July 31, 2000 termination date. Consequently, under the terms of the agreement, rights to all screens delivered to BioChem reverted to ATI effective August 1, 2000. However, certain provisions pertaining to the license of any products resulting from the collaboration will remain in force. As of August 1, 2000, no compound leads were identified. Until July 31, 2000, all remaining proceeds of the $11.125 million BioChem investment in ATI were restricted to support the research and development activities of the collaboration. After that date, all residual proceeds represent unrestricted assets of ATI. Of the Company's $17.3 million in cash, cash equivalents and marketable securities as of June 30,

                                IMMUNOGEN, INC.

9. MINORITY INTEREST: (CONTINUED)
2000, $1.4 million represents funds restricted to support ATI's research and development activities under the BioChem agreement.

    The preferred stock issued to BioChem is convertible into ATI common stock at any time after three years from the date of first issuance, at a conversion price equal to the then current market price of the ATI common stock, but in any event at a price that will result in BioChem acquiring at least 15% of the then outstanding ATI common stock. Through June 2000, 11,125 shares of ATI preferred stock were issued to BioChem, representing a 15% minority interest (on an if-converted and fully-diluted basis) in the net equity of ATI. This minority interest portion of ATI's loss reduced ImmunoGen's net loss in each of twelve-month periods ended June 30, 2000, 1999 and 1998 by $75,870, $101,160, and $159,524, respectively. Based upon an independent appraisal, approximately 3% of the $11.125 million invested to date, or approximately $334,000, has been allocated to the minority interest in ATI, with the remainder, or approximately $10.791 million allocated to the Company's equity.

    In accordance with the agreement, proceeds received by ATI from BioChem are restricted to support the research and development activities of the collaboration through July 2000. ATI also incurred certain fees reimbursable by Biochem. At June 30, 2000 and June 30, 1999, the total outstanding reimbursable fees equaled $47,352 and $67,108 respectively and were reflected on the Company's consolidated balance sheet within the asset "due from related parties". Summarized information for ATI at June 30, 2000, 1999 and 1998 and for the years then ended follows:

                                            2000          1999          1998
                                         -----------   -----------   -----------
Total assets...........................  $ 1,454,621   $ 2,617,265   $ 2,361,334
Total liabilities......................      525,847       382,561       250,438
Total revenues.........................      119,393       123,920       112,423
Total expenses (principally research
  and development).....................   (3,960,628)   (3,370,661)   (3,159,437)
Net loss...............................   (3,841,235)   (3,246,741)   (3,047,014)

    As part of the BioChem agreement, BioChem also received warrants to purchase shares of ImmunoGen Common Stock equal to the amount invested in ATI during the three-year research term. Beginning July 31, 2000, these warrants will be exercisable for a number of shares of ImmunoGen Common Stock determined by dividing $11.125 million, the amount of BioChem's investment in ATI, by the market price of ImmunoGen Common Stock on the exercise date, subject to certain limitations imposed by the Nasdaq Stock Market rules, which limit the sale or issuance by an issuer of certain securities at a price less than the greater of book or market value. Consequently, BioChem's ability to convert all of its ImmunoGen warrants into ImmunoGen Common Stock is limited to a total of 20% of the number of shares of ImmunoGen's Common Stock outstanding on the date of the initial transaction to the extent that the conversion price would be less than the market price of ImmunoGen Common Stock on that date, unless stockholder approval for such conversion is obtained, if required, or unless the Company has obtained a waiver of that requirement. The exercise price is payable in cash or shares of ATI's preferred stock, at BioChem's option. ImmunoGen expects that BioChem will use its shares of ATI preferred stock, in lieu of cash, to exercise the warrants.

                                IMMUNOGEN, INC.

10. INCOME TAXES:

    No income tax provision or benefit has been provided for U.S. federal income tax purposes as the Company has incurred losses since inception. As of June 30, 2000, net deferred tax assets totaled approximately $56.4 million, consisting of federal net operating loss carryforwards of approximately $128.4 million, state net operating loss carryforwards of approximately $21.4 million, net book to tax timing differences of approximately $8.9 million and approximately $7.1 million of research and experimentation credit carryforwards. These net operating loss and credit carryforwards will expire at various dates between 2001 and 2015 and may be subject to limitation when used due to certain changes in ownership of the Company's capital stock. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, the net deferred tax assets of approximately $56.4 million and $48.4 million at June 30, 2000 and 1999, respectively, have been fully offset by a valuation allowance. Income tax expense consists primarily of state income taxes levied on the interest income of the Company's wholly-owned subsidiary, ImmunoGen Securities Corp., at a rate of 1.32%, and state minimum excise tax liability.

11. CAPITAL STOCK:

COMMON AND PREFERRED STOCK

    In October 1996, the Company's $2.5 million debenture issued in June 1996 was converted into 2,500 shares of the Company's Series A Convertible Preferred Stock ("Series A Stock"), with a stated value of $1,000 per share. Holders of the Series A Stock were entitled to receive, when and as declared by the Board of Directors, cumulative dividends in cash, or at the Company's option, shares of the Company's Common Stock, in arrears on the conversion date. The 2,500 shares of Series A Stock were convertible into the same number of shares of Common Stock as the $2.5 million debenture. Each share of Series A Stock was convertible into a number of shares of Common Stock determined by dividing $1,000 by the lower of (i) $2.50 (subject to certain restrictions) and (ii) 85% of the average of the closing bid price of the Common Stock for the five days prior to conversion. In addition, holders of Series A Stock were entitled to receive, on conversion of the Series A Stock, a number of warrants equal to 50% of the number of shares of Common Stock issued on conversion. On January 5, 1998, the remaining 1,100 unconverted shares of the Series A Stock plus accrued dividends thereon were converted into 1,347,491 shares of the Company's Common Stock. In connection with the Series A Stock conversions, warrants to purchase 1,338,117 shares of Common Stock were issued. The warrants have an exercise price of $4 per share and expire at various dates during 2002 and 2003. The warrants were valued at $623,000 and were accounted for as non-cash dividends on convertible preferred stock at the time of issuance of the Series A Stock.

    Also in October 1996, the Company sold 3,000 shares of its Series B Convertible Preferred Stock ("Series B Stock"). As of February 4, 1997, all 3,000 shares of Series B Stock plus accrued dividends thereon had been converted into 1,384,823 shares of the Company's Common Stock. In connection with the issuance of the Series B Stock, warrants to purchase 500,000 shares of the Company's Common Stock were also issued. Of these, 250,000 warrants are exercisable at $5.49 per share and expire in October 2001. The remaining 250,000 warrants are exercisable at $3.68 per share and expire in January 2002. These warrants were valued at $618,900, and were accounted for as non-cash dividends on convertible preferred stock at the time of issuance of the Series B Stock.

    In January 1997, the Company sold $3.0 million of its Series C Convertible Preferred Stock ("Series C Stock") in connection with the October 1996 Private Placement (the "October 1996 Private

                                IMMUNOGEN, INC.

11. CAPITAL STOCK: (CONTINUED)
Placement") to an institutional investor. Each share of Series C Stock was convertible into a number of shares of Common Stock determined by dividing $1,000 by the lower of (i) $2.61 and (ii) 85% of the market price of the Company's Common Stock at the time of conversion. On August 1, 1997, the remaining 700 unconverted shares of the Series C Stock plus accrued dividends thereon were converted into 701,180 shares of the Company's Common Stock. In connection with all Series C Stock, warrants to purchase 1,147,754 shares of Common Stock were issued to the investor. These warrants are exercisable at $2.31 per share and expire in April 2002. The $1.2 million value of these warrants was accounted for as non-cash dividends on convertible preferred stock at the time of issuance of the Series C Stock.

    In June 1997, the Company sold $1.0 million of its Series D Convertible Preferred Stock ("Series D Stock") in connection with a financing agreement that was entered into in October 1996. The Series D Stock was convertible at any time into a number of shares of Common Stock determined by dividing $1,000 by the lower of (i) $1.4375 and (ii) 85% of the market price of the Company's Common Stock at the time of conversion. As of December 31, 1997, all 1,000 shares of Series D Stock and accumulated dividends thereon had been converted into 1,001,387 shares of Common Stock. In addition, the investor received warrants to purchase 454,545 shares of the Company's Common Stock. These warrants have an exercise price of $1.94 per share and expire in 2002. The value of these warrants, $278,000, was determined at the time of issuance of the convertible securities and was accounted for as non-cash dividends on convertible preferred stock at that time.

    Also in June 1997, the Company and ATI satisfied an obligation of ATI to one of its scientific advisors, totaling $120,000, by paying the advisor a combination of cash and 41,481 shares of the Company's Common Stock.

    In December 1997, the Company entered into an agreement, which was amended in March 1998, to sell $3.0 million of its non-dividend-bearing Series E Convertible Preferred Stock ("Series E Stock") to an institutional investor. The investment was completed in three installments: $1.0 million in December 1997; $500,000 in March 1998; and $1.5 million in July 1998. The issued Series E Stock became convertible into Common Stock at the end of a two-year holding period at $1.0625 per share. In addition, as of June 30, 2000, warrants to purchase 2,823,528 shares of Common Stock had been issued. These warrants become exercisable at the end of a two-year holding period, subject to certain provisions. The value of the warrants was determined at the time of their issuance and accounted for as non-cash dividends on convertible preferred stock. Approximately $580,500 and $918,000 in non-cash dividends were recorded in the each of fiscal 1998 and 1999, respectively. These warrants have an exercise price of $2.125 per share, and vest over a period of two years subject to certain provision. Of the total 2,823,528 warrants issued, 941,176 expire in 2004 and 1,882,352 expire in 2005. Also in relation to this agreement, 75,000 shares of common stock were issued to a third party as a finder's fee. The value of these issued shares equaled $107,000 based on closing prices on the date of grant and charged to operations.

    In January 2000, holders of the Company's Series E Convertible Preferred Stock ("Series E Stock") exercised their right to convert all 2,400 shares of Series E Stock into 2,823,528 shares of the Company's Common Stock. In
December 1999, six warrant holders exercised their rights to acquire 2,028,019 of shares of Common Stock at a range of $0.01 to $2.31 per share. In
January 2000, two holders of warrants exercised their rights to acquire 454,600 of shares of Common Stock at a range of $1.94 to $2.31 per share. In
February 2000, five holders of warrants exercised their rights to acquire

                                IMMUNOGEN, INC.

11. CAPITAL STOCK: (CONTINUED)
571,670 shares of Common Stock at a price range of $1.94 to $5.49 per share. In March 2000, two holders of warrants exercised their rights to acquire 349,439 shares of Common Stock at a price range of $2.31 to $2.68 per share. During the twelve-month period ended June 30, 2000, holders of options issued through the Company's 1986 Incentive Stock Option Plan, as amended, exercised their rights to acquire an aggregate of 131,567 shares at prices ranging from $0.84 per share to $4.25 per share. The total proceeds from these option and warrant exercises, $7.1 million will be used to fund current operations.

    In February 1999, as part of the exclusive license agreement with SB, at ImmunoGen's option, SB agreed to purchase up to $5 million of ImmunoGen Common Stock over the next two years, subject to certain conditions. As of June 30, 2000, SB exercised a put option for $2.5 million resulting in the issuance of 1,023,039 shares of ImmunoGen Common Stock in September 1999.

    In July 1997, the Company's majority-owned subsidiary, ATI, entered into a collaboration with BioChem. As part of the agreement, BioChem received warrants to purchase shares of ImmunoGen Common Stock equal to $11.125 million, the amount invested in ATI by BioChem during the three-year research term. These warrants are exercisable at any time on or after July 31, 2000, until and including July 31, 2002, into a number of shares of ImmunoGen Common Stock determined by dividing $11.125 million by the market price of the ImmunoGen Common Stock on the exercise date, subject to certain limitations. In
April 2000, the last quarterly investment of $843,000 was received and warrants corresponding to that amount were issued. Until July 31, 2000, proceeds from this investment were restricted to fund the ongoing ATI research collaboration. After that date, all residual proceeds represented unrestricted assets of ATI.

WARRANTS

    In addition to the warrants discussed in this footnote, subheading COMMON AND PREFERRED STOCK, the Company issued warrants to purchase 509,000 and 500,000 shares of Common Stock at exercise prices of $4.00 and $6.00 per share, respectively, in connection with a private placement of the Company's convertible debentures in March 1996. These warrants expire in 2001. As a finder's fee, the Company issued warrants to purchase 250,000 shares of the Company's Common Stock to a third party. The 250,000 warrants have an exercise price of $3.105 and expire in 2003.

STOCK OPTIONS

    Under the Company's Restated Stock Option Plan (the "Plan"), originally adopted by the Board of Directors on February 13, 1986, and subsequently amended and restated, employees, consultants and directors may be granted options to purchase shares of Common Stock of the Company. In July 1999, the Board of Directors authorized, and the shareholders subsequently approved, amendments to the Plan to increase the total number of shares reserved for the grant of options to 4.85 million shares of Common Stock. In addition to options granted under the Plan, the Board previously approved the

                                IMMUNOGEN, INC.

11. CAPITAL STOCK: (CONTINUED)
granting of other, non-qualified options. Information related to stock option activity under the Plan and outside of the Plan during fiscal years 1998, 1999 and 2000 is as follows:

                                                                                NON-QUALIFIED OPTIONS
                                                   OPTIONS ISSUED UNDER                 ISSUED
                                                         THE PLAN                OUTSIDE OF THE PLAN
                                                ---------------------------   --------------------------
                                                                AVERAGE                      AVERAGE
                                                 SHARES     PRICE PER SHARE    SHARES    PRICE PER SHARE
                                                ---------   ---------------   --------   ---------------
Outstanding at June 30, 1997..................  1,492,967        $4.40         20,000         $7.69
                                                ---------        -----         ------         -----
  Granted.....................................  1,306,700         0.99             --            --
  Exercised...................................    114,302         0.90             --            --
  Canceled....................................    193,012         4.00             --            --
                                                ---------        -----         ------         -----
Outstanding at June 30, 1998..................  2,492,353        $2.92         20,000         $7.69
                                                ---------        -----         ------         -----
  Granted.....................................    642,700         2.06             --            --
  Exercised...................................    174,245         1.81             --            --
  Canceled....................................    151,659         5.58             --            --
                                                ---------        -----         ------         -----
Outstanding at June 30, 1999..................  2,809,149        $2.65         20,000         $7.69
                                                ---------        -----         ------         -----
  Granted.....................................    596,200         7.27             --            --
  Exercised...................................    131,567         1.67             --            --
  Canceled....................................     61,774         4.92             --            --
                                                ---------        -----         ------         -----
Outstanding at June 30, 2000..................  3,212,008        $3.50         20,000         $7.69
                                                =========        =====         ======         =====

    The following table summarizes aggregate information about total stock options under the Plan and outside the Plan, outstanding at June 30, 2000:

                                       OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                        -------------------------------------------------   ------------------------------
                                      WEIGHTED-AVERAGE
                                         REMAINING
      RANGE OF            NUMBER        CONTRACTUAL      WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
   EXERCISE PRICES      OUTSTANDING     LIFE (YEARS)      EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------------   -----------   ----------------   ----------------   -----------   ----------------
$       0.84 --  2.50    2,254,458          7.28              $ 1.57         1,483,037         $ 1.59
        2.51 --  5.00       40,650          6.34                3.83            27,775           3.96
        5.01 --  7.50      670,050          8.19                6.58           151,150           5.92
        7.51 -- 10.00        3,500          3.34                8.59             3,500           8.59
       10.01 -- 12.50      215,050          3.91               11.44           154,050          11.48
       12.51 -- 17.00       49,200          1.85               14.75            44,800          14.75
                         ---------                                           ---------
                         3,232,008                                           1,863,312
                         =========                                           =========

                                IMMUNOGEN, INC.

11. CAPITAL STOCK: (CONTINUED)
    The Company has granted options at the fair market value of the Common Stock on the date of such grant. The following options and their respective average prices per share were outstanding and exercisable at June 30, 2000, 1999 and 1998:

                                               AVERAGE                         AVERAGE
                             OUTSTANDING   PRICE PER SHARE   EXERCISABLE   PRICE PER SHARE
                             -----------   ---------------   -----------   ---------------
June 30, 2000..............   3,232,008         $3.50         1,863,312         $3.12
June 30, 1999..............   2,829,149          2.65         1,343,651          3.94
June 30, 1998..............   2,512,353          2.92         1,196,978          4.95

    Options vest at various rates over periods of up to four years and may be exercised within ten years from the date of grant.

    The Company applies the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretation in accounting for its Plan. Accordingly, no compensation expense is generally recognized for its stock-based compensation plans. However, in April of 2000, 52,916 options previously granted to a terminating officer were granted accelerated vesting and, accordingly, the Company charged $350,000 to compensation expense representing the difference between the exercise price and the fair value of the stock at the accelerated date.

    Had compensation costs for the Company's stock-based compensation been determined based on the fair value at the grant dates as calculated in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net basic and diluted loss per common share for the years ended June 30, 2000, 1999 and 1998 would have been adjusted to the pro forma amounts indicated below:

                                          JUNE 30, 2000   JUNE 30, 1999   JUNE 30, 1998
                                          -------------   -------------   -------------
Net Loss................................   $1,378,740      $5,648,419      $8,681,477
Basic and diluted loss per share........   $     0.05      $     0.22      $     0.36

    The above amounts only include grants within the last three years and may not be indicative of future pro forma net loss or earnings amounts because expense is recognized over the vesting period, which is greater than the three years shown.

    The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                          2000       1999       1998
                                                        --------   --------   --------
Dividend Yield........................................     None      None       None
Volatility............................................   107.00%    85.00%     85.00%
Risk-free interest rate...............................     6.72%     4.96%      5.53%
Expected life (years).................................      5.5       5.5        5.5

    Using the Black-Scholes option-pricing model, the fair value of options granted during fiscal 2000, 1999 and 1998 was $6.00, $1.47 and $0.72, respectively.

    The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing

                                IMMUNOGEN, INC.

11. CAPITAL STOCK: (CONTINUED)
models require the use of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation.

COMMON STOCK RESERVED

    Shares of authorized Common Stock have been reserved for the exercise of all options and warrants outstanding.

12. COMMITMENTS:

OPERATING LEASES

    At June 30, 2000, the Company leased facilities in Norwood and Cambridge, Massachusetts. In fiscal year 1997, the Company amended its lease on the Norwood facility, extending the lease term to June 30, 2000, with an option to renew until June 30, 2003. The Cambridge facilities are rented under two separate lease arrangements. In fiscal year 1997, the Company entered into a three-year lease renewal for one of these properties, to September 2000. The lease term for the second Cambridge facility expires in 2003. This facility was subject to a sublease agreement, which expired in April 2000. Total net receipts under the sublease agreement, which were credited to rent expense, were approximately
$3.4 million through April 2000, of which approximately $707,000, $796,000 and $774,000 was received by the Company in fiscal 2000, 1999 and 1998, respectively. The Company is required to pay all operating expenses for the leased premises subject to escalation charges for certain expense increases over a base amount. Facilities rent expense/(income), net of the above mentioned subleased income, was approximately $318,000, $146,000 and $140,000 during fiscal years 2000, 1999 and 1998.

    The minimum rental commitments, including real estate taxes and other expenses, for the next four years under the non-cancelable capital and operating lease agreements are as follows:

                                                         OPERATING    CAPITAL
PERIOD                                                     LEASES      LEASES
------                                                   ----------   --------
2001...................................................  $  794,604   $65,632
2002...................................................     716,051     8,683
2003...................................................     583,871        --
                                                         ----------   -------
Total minimum lease payment............................   2,094,526    74,315
Total lease commitments................................  $2,094,526    74,315
                                                         ----------   -------
Less amount representing interest......................                 6,095
                                                                      -------
Present value of net minimum capital lease payments....               $68,220
                                                                      =======

13. EMPLOYEE BENEFIT PLANS:

    Effective September 1, 1990, the Company implemented a deferred compensation plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Under the 401(k) Plan, eligible employees are permitted to contribute, subject to certain limitations, up to 15% of their gross salary.

                                IMMUNOGEN, INC.

13. EMPLOYEE BENEFIT PLANS: (CONTINUED)
The Company makes a matching contribution that currently totals 20% of the employee's contribution, up to a maximum amount equal to 1% of the employee's gross salary. In fiscal, 2000, 1999 and 1998, the Company's contributions to the 401(k) Plan amounted to approximately $41,075, $26,000, and $25,000, respectively.

14. SUBSEQUENT EVENT:

    On September 5, 2000, the Company entered into a collaboration agreement with Abgenix, Inc. of Fremont, California. The agreement provides Abgenix with access to ImmunoGen's maytansinoid Tumor-Activated Prodrug (TAP) technology for use with Abgenix's fully human antibodies generated with XenoMouse technology. ImmunoGen will receive $5 million in technology access fee payments, as well as potential milestone payments, and royalties on net sales of any resulting products. In addition, on September 7, 2000, Abgenix purchased $15 million of ImmunoGen Common Stock at $19.00 per share.

                                IMMUNOGEN, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF SEPTEMBER 30, 2000 AND JUNE 30, 2000
                                  (UNAUDITED)


                                                              SEPTEMBER 30,     JUNE 30,
                                                                  2000            2000
                                                              -------------   ------------
                                          ASSETS
Cash and cash equivalents...................................  $ 19,457,718    $  1,408,908
Marketable securities.......................................    11,113,563      15,920,484
Due from related parties....................................        40,611          47,352
Due from Collaborative Partners.............................     5,000,000              --
Prepaid and other current assets............................       124,303         415,441
                                                              ------------    ------------
        Total current assets................................    35,736,195      17,792,185
                                                              ------------    ------------
Property and equipment, net of accumulated depreciation.....     2,095,629       1,508,396
Other assets................................................        43,700          43,700
                                                              ------------    ------------
        Total assets........................................  $ 37,875,524    $ 19,344,281
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $    961,912    $    891,419
Accrued compensation........................................       249,304         204,210
Other current accrued liabilities...........................     1,768,250         987,475
Current portion of capital lease obligations................        47,259          60,083
Current portion of deferred revenue.........................       866,000         325,000
                                                              ------------    ------------
        Total current liabilities...........................     3,892,725       2,468,187
                                                              ------------    ------------
Capital lease obligations...................................         5,530           8,137
Deferred Revenue............................................     4,200,000       1,500,000
                                                              ------------    ------------
        Total liabilities...................................     8,098,255       3,976,324
                                                              ------------    ------------

Stockholders' equity:
  Common stock, $.01 par value; authorized 50,000,000 shares as of September 30, 2000 and June 30, 2000; issued and
    outstanding 34,358,076 shares and 33,050,659 shares as
    of September 30, 2000 and June 30, 2000, respectively...       343,581         330,507
Additional paid-in capital..................................   185,530,295     168,682,991
Accumulated deficit.........................................  (156,388,717)   (153,955,925)
Accumulated other comprehensive income......................       292,110         310,384
                                                              ------------    ------------
        Total stockholders' equity..........................    29,777,269      15,367,957
                                                              ------------    ------------
        Total liabilities and stockholders' equity..........  $ 37,875,524    $ 19,344,281
                                                              ============    ============


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                IMMUNOGEN, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (UNAUDITED)


                                                                   THREE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                 2000              1999
                                                              -----------       ----------
Revenues:
  Revenue earned under collaboration agreement..............  $ 1,759,000       $4,000,000
  Development fees..........................................           --            4,800
  Licensing.................................................           --              290
                                                              -----------       ----------
      Total revenues........................................    1,759,000        4,005,090
                                                              -----------       ----------
Expenses:
  Research and development..................................    3,568,933        1,831,023
  General and administrative................................      853,909          508,335
                                                              -----------       ----------
      Total expenses........................................    4,422,842        2,339,358
                                                              -----------       ----------
Net earnings/(loss) from operations.........................   (2,663,842)       1,665,732
                                                              -----------       ----------
  Loss on the sale of assets................................       (1,900)            (157)
  Interest..................................................      213,601           59,296
  Other income..............................................       19,349               --
                                                              -----------       ----------
Net earnings/(loss) before minority interest................   (2,432,792)       1,724,871
                                                              -----------       ----------
  Minority interest in net loss of consolidated
    subsidiary..............................................           --           25,290
                                                              -----------       ----------
Net earnings/loss...........................................  $(2,432,792)      $1,750,161
                                                              ===========       ==========
Earnings/(loss) per common share
  Basic.....................................................  $     (0.07)      $     0.07
                                                              ===========       ==========
  Diluted...................................................  $     (0.07)      $     0.05
                                                              ===========       ==========
Average common shares outstanding
  Basic.....................................................   33,307,465       25,913,856
                                                              ===========       ==========
  Diluted...................................................   33,307,465       33,684,371
                                                              ===========       ==========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                IMMUNOGEN, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE YEAR ENDED JUNE 30, 2000 AND THE THREE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                                                                   ACCUMULATED
                                         COMMON STOCK          PREFERRED STOCK      ADDITIONAL                        OTHER
                                     ---------------------   -------------------     PAID-IN       ACCUMULATED    COMPREHENSIVE
                                       SHARES      AMOUNT     SHARES     AMOUNT      CAPITAL         DEFICIT          INCOME
                                     ----------   --------   --------   --------   ------------   -------------   --------------
Balance at June 30, 1999...........  25,668,797   $256,687     2,400      $24      $158,790,821   $(153,718,365)     $     --
                                     ==========   ========    ======      ===      ============   =============      ========

Unrealized gains on marketable
  Securities, net..................          --         --        --       --                --              --       310,384

Net loss for the year ended June
  30, 2000.........................          --         --        --       --                --        (237,560)           --

Comprehensive Income...............          --         --        --       --                --              --            --

Stock Options exercised............     131,567      1,316        --       --           219,192              --            --

Exercise of put option.............   1,023,039     10,231        --       --         2,489,769              --            --

Warrants exercised.................   3,403,728     34,037        --       --         4,408,575              --            --

Conversion of Series E Convertible
  Preferred Stock into Common
  Stock............................   2,823,528     28,236    (2,400)     (24)          (28,212)             --            --

Compensation for stock option
  vesting acceleration for
  terminated officer...............          --         --        --       --           349,716              --            --

Value ascribed to ImmunoGen
  warrants issued to BioChem, net
  of financing costs...............          --         --        --       --         2,453,130              --            --
                                     ----------   --------    ------      ---      ------------   -------------      --------

Balance at June 30, 2000...........  33,050,659   $330,507        --      $--      $168,682,991   $(153,955,925)     $310,384
                                     ==========   ========    ======      ===      ============   =============      ========

Unrealized loss on marketable
  Securities, net..................          --         --        --       --                --              --       (18,274)

Net loss for the quarter ended Sept
  30, 2000.........................          --         --        --       --                --      (2,432,792)           --

Comprehensive loss.................          --         --        --       --                --              --            --

Stock Options exercised............     214,101      2,141        --       --           525,464              --            --

Warrants exercised.................     303,842      3,038        --       --         1,329,735              --            --

Issuance of Common Stock to
  Abgenix..........................     789,474      7,895        --       --        14,992,105              --            --
                                     ----------   --------    ------      ---      ------------   -------------      --------

Balance at September 30, 2000......  34,358,076   $343,581        --      $--      $185,530,295   $(156,388,717)     $292,110
                                     ==========   ========    ======      ===      ============   =============      ========


                                     COMPREHENSIVE        TOTAL
                                         INCOME       STOCKHOLDERS'
                                         (LOSS)          EQUITY
                                     --------------   -------------
Balance at June 30, 1999...........    $       --      $ 5,329,167
                                       ==========      ===========
Unrealized gains on marketable
  Securities, net..................       310,384          310,384
Net loss for the year ended June
  30, 2000.........................      (237,560)        (237,560)
                                       ----------
Comprehensive Income...............        72,824               --
                                       ==========
Stock Options exercised............            --          220,508
Exercise of put option.............            --        2,500,000
Warrants exercised.................            --        4,442,612
Conversion of Series E Convertible
  Preferred Stock into Common
  Stock............................            --               --
Compensation for stock option
  vesting acceleration for
  terminated officer...............            --          349,716
Value ascribed to ImmunoGen
  warrants issued to BioChem, net
  of financing costs...............            --        2,453,130
                                       ----------      -----------
Balance at June 30, 2000...........    $       --      $15,367,957
                                       ==========      ===========
Unrealized loss on marketable
  Securities, net..................       (18,274)         (18,274)
Net loss for the quarter ended Sept
  30, 2000.........................    (2,432,792)      (2,432,792)
                                       ----------
Comprehensive loss.................    (2,451,066)
                                       ==========
Stock Options exercised............            --          527,605
Warrants exercised.................            --        1,332,773
Issuance of Common Stock to
  Abgenix..........................            --       15,000,000
                                       ----------      -----------
Balance at September 30, 2000......    $       --      $29,777,269
                                       ==========      ===========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                IMMUNOGEN, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (UNAUDITED)


                                                                 THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                  2000          1999
                                                              ------------   ----------
Cash flows from operating activities:
  Net earnings/(loss) to common stockholders................  $ (2,432,792)  $1,750,161
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization...........................       126,441      118,921
    Loss on sale of property and equipment..................         1,900          157
    Minority interest in net loss of consolidated
      subsidiary............................................            --      (25,290)
    Amortization of deferred lease..........................            --      (13,188)
    Changes in operating assets and liabilities:
      Due from Collaborative Partners.......................    (5,000,000)          --
      Due from related parties..............................         6,741   (3,964,424)
      Prepaid and other current assets......................       310,585      (16,231)
      Accounts payable......................................        70,493       27,624
      Accrued compensation..................................        45,094      (82,439)
      Deferred revenue......................................     3,241,000           --
      Other current accrued liabilities.....................       780,775      (15,414)
                                                              ------------   ----------
        Net cash used for operating activities..............    (2,849,763)  (2,189,295)
                                                              ------------   ----------
Cash flows from investing activities:
  Payments received on note receivable......................            --      350,000
  Proceeds from maturities of marketable securities.........     4,788,647           --
  Proceeds from sale of property and equipment..............         7,500          200
  Capital expenditures......................................      (723,074)    (104,233)
                                                              ------------   ----------
        Net cash provided by investing activities...........     4,073,073      245,967
                                                              ------------   ----------
Cash flows from financing activities:
  Proceeds from Common Stock issuances, net.................    15,000,000    2,500,000
  Proceeds from Stock Options exercised, net................       508,158          656
  Proceeds from Warrants exercised, net.....................     1,332,773           --
  Proceeds from issuance of subsidiary convertible preferred
    stock, net..............................................            --      843,000
  Principal payments on capital lease obligations...........       (15,431)     (13,471)
                                                              ------------   ----------
        Net cash provided by financing activities...........    16,825,500    3,330,185
                                                              ------------   ----------
Net change in cash and cash equivalents.....................    18,048,810    1,386,857
                                                              ------------   ----------
Cash and cash equivalents, beginning balance................     1,408,908    4,225,580
                                                              ------------   ----------
Cash and cash equivalents, ending balance...................  $ 19,457,718   $5,612,437
                                                              ============   ==========
Supplemental disclosure of noncash financing activities:
  Due from related party for quarterly investment payment...  $         --   $  843,000
                                                              ============   ==========
  Noncash exercise of stock options.........................  $     19,447   $       --
                                                              ============   ==========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                IMMUNOGEN, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS


    ImmunoGen, Inc. ("ImmunoGen" or the "Company") was incorporated in Massachusetts in 1981 to develop, produce and market commercial anti-cancer and other pharmaceuticals based on molecular immunology. The Company continues to research and develop its various products and technologies, and does not expect to derive revenue from commercially approved product sales within the foreseeable future. It is anticipated that the Company's existing capital resources, enhanced by collaborative agreement funding, will enable current and planned operations to be maintained through at least the next twelve-month period. However, if the Company is unable to achieve subsequent milestones under its collaborative agreements (see Note 2), the Company may be required to defer or limit some or all of its research, development and/or clinical projects.


    The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, the development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, manufacturing and marketing limitations, collaboration arrangements, third-party reimbursements, the need to obtain additional funding, and compliance with governmental regulations.

BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements at September 30, 2000 and June 30, 2000 and for the three-month periods ended September 30, 2000 and 1999 include the accounts of the Company and its subsidiaries, ImmunoGen Securities Corp. and Apoptosis Technology, Inc. ("ATI"). Although the condensed consolidated financial statements are unaudited, they include all of the adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the Company's financial position in accordance with generally accepted accounting principles for interim financial information. Certain information and footnote disclosures normally included in the Company's annual financial statements have been condensed or omitted. The preparation of interim financial statements requires the use of management's estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenditures during the reported period. The results of the interim periods are not necessarily indicative of the results for the entire year. Accordingly, the interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended June 30, 2000.

CASH AND CASH EQUIVALENTS

    The Company considers all investments purchased with maturity dates of three months or less from the date of acquisition to be cash equivalents.

MARKETABLE SECURITIES

    In accordance with the Company's investment policy, surplus cash is invested in investment-grade corporate and U.S. Government debt securities typically with maturity dates of less than one year. The Company determines the appropriate classification of marketable securities at the time of purchase and

                                IMMUNOGEN, INC.

                                  (UNAUDITED)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

reevaluates such designation as of each balance sheet date. Marketable securities which meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices. Unrealized gains and losses are reported net, as comprehensive income, within shareholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity with all amortization/accretion included in interest income.

    As of September 30, 2000 and June 30, 2000, $19,457,718 and $1,408,908,
respectively in cash and overnight government repurchase agreements were classified as cash and cash equivalents. The Company's cash, cash equivalents and marketable securities as of September 30, 2000 are as follows:


                                                              GROSS         GROSS
                                               AMORTIZED    UNREALIZED    UNREALIZED     ESTIMATED
                                                 COST         GAINS         LOSSES      FAIR VALUE
                                              -----------   ----------   ------------   -----------
Cash and money market funds.................  $ 4,457,718    $     --    $         --   $ 4,457,718
Commercial paper............................   18,927,262     272,738                    19,200,000
Government treasury notes...................    6,894,191      19,372                     6,913,563
                                              -----------    --------    ------------   -----------
    Total...................................   30,279,171     292,110                    30,571,281
Less amounts classified as cash and cash
  equivalents...............................  (19,457,718)         --              --   (19,457,718)
                                              -----------    --------    ------------   -----------
Total marketable securities.................  $10,821,453    $292,110    $              $11,113,563
                                              ===========    ========    ============   ===========


    No realized gains or losses on available-for-sale securities were recognized during the three-month period ended September 30, 2000.

COMPUTATION OF LOSS PER COMMON SHARE


    Basic and diluted earnings/(loss) per share is calculated based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporates the dilutive effect of stock options, warrants and other convertible securities. ImmunoGen Common Stock equivalents, as calculated in accordance with the treasury-stock accounting method, equaled 4,677,120 and 7,770,515 as of September 30, 2000 and 1999, respectively. Components of calculating net earnings/ (loss) per share are set forth in the following table:



                                                         THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                    ----------------------------
                                                       2000              1999
                                                    -----------       ----------
Net earnings/(loss) to common shareholders........  $(2,432,792)      $1,750,161
                                                    ===========       ==========
Weighted average common shares outstanding,
  basic...........................................   33,307,465       25,913,856
Net effect of dilutive instruments:
    Convertible preferred stock...................      339,177        6,797,845
    Options.......................................    2,363,100          771,600
    Warrants......................................    1,974,843          201,070
                                                    -----------       ----------
Weighted average common shares outstanding,
  diluted.........................................   37,984,585*      33,684,371
                                                    ===========       ==========
Earnings/(loss) per common share, basic...........  $     (0.07)      $     0.07
                                                    ===========       ==========
Earnings/(loss) per common share, dilutive........  $     (0.07)      $     0.05
                                                    ===========       ==========


------------------------


* The dilutive effects of common stock equivalents were not included in the September 30, 2000 calculation, as their effect was antidilutive.

                                IMMUNOGEN, INC.

                                  (UNAUDITED)


COMPREHENSIVE INCOME


    The Company presents comprehensive income in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." For the periods ended September 30, 2000 and 1999, total comprehensive loss equaled $2,451,066 and $0, respectively. Comprehensive income was comprised entirely of unrealized gains recognized on available-for-sale debt securities.



2. AGREEMENTS



    In February 1999, the Company entered into an exclusive license agreement with SmithKline Beecham plc, London and SmithKline Beecham, Philadelphia (collectively, "SB") to develop and commercialize ImmunoGen's lead tumor activated prodrug ("TAP"), huC242-DM1/SB-408075 (the "SB Agreement"). Under the terms of the agreement, the Company could receive more than $40.0 million, subject to the achievement by the Company of certain development milestones. The Company is also entitled to receive royalty payments on future product sales, if and when they commence. Finally, at ImmunoGen's option, SB will purchase up to $5.0 million of ImmunoGen Common Stock over the next two years, subject to certain conditions. Through September 30, 2000, SB had purchased $2.5 million worth of ImmunoGen Common Stock.



    The SB Agreement is expected to provide the Company with sufficient cash funding to carry out its responsibilities in developing huC242-DM1/SB-408075. To that end, the Company will be responsible for costs associated with the Phase I/II clinical study, which was initiated in December 1999. All costs subsequent to this Phase I/II clinical study will be the responsibility of SB.



    As of September 30, 2000, the Company had received five milestones totalling
11.5 million under the SB Agreement, which we recorded as collaboration revenue, with the exception of $325,000 of the fourth milestone and $241,000 of the fifth milestone which have been recorded as deferred revenue until such time as the remaining ongoing commitments associated with these milestones have been satisfied.



    In May 2000, the Company executed two separate licensing agreements with Genentech, Inc. of South San Francisco, California. The first agreement grants an exclusive license to Genentech for ImmunoGen's maytansinoid TAP technology for use with antibodies such as Herceptin-Registered Trademark-. Under the terms of the agreement, Genentech will receive exclusive worldwide rights to commercialize anti-HER2 targeting products using ImmunoGen's maytansinoid TAP platform. Genentech will be responsible for manufacturing, product development and marketing of any products resulting from the agreement; ImmunoGen will be reimbursed for any preclinical and clinical materials that it makes under the agreement. ImmunoGen received and recorded as revenue a $2.0 million non-refundable payment for execution of the agreement for which no further performance is required. In addition to royalties on net sales, the terms of the agreement include certain other payments based upon Genentech's achievement of milestones, assuming all benchmarks are met, for potentially up to $40.0 million.



    In addition to the Herceptin-Registered Trademark- agreement described above, the Company announced in May 2000 that it has entered into an additional agreement with Genentech. This second collaboration provides Genentech with broad access to ImmunoGen's maytansinoid TAP technology for use with Genentech's other proprietary antibodies. This multi-year agreement provides Genentech with a license to utilize ImmunoGen's maytansinoid TAP platform in its antibody product research efforts and an option to

                                IMMUNOGEN, INC.

                                  (UNAUDITED)



2. AGREEMENTS (CONTINUED)

obtain product licenses for a limited number of antigen targets over the agreement's five-year term. Under this agreement, the Company received and recorded as revenue a non-refundable technology access fee of $3.0 million in May 2000. This agreement also provides for certain other payments based on Genentech's achievement of milestones, assuming all benchmarks are met for potentially up to $40.0 million per antigen target, and royalties on net sales of resulting products. Genentech will be responsible for manufacturing, product development and marketing of any products developed through this collaboration; ImmunoGen will be reimbursed for any preclinical materials that it makes under the agreement. The agreement can be renewed for one subsequent three- year period, for an additional technology access fee.


    Also in May, 2000, the Company entered into a development, commercialization and license agreement with British Biotech plc ("British Biotech"), a biotechnology company located in Oxford, England, to develop and commercialize the Company's huN901-DM1 TAP for the treatment of small-cell lung cancer. The agreement grants British Biotech exclusive rights to develop and commercialize huN901-DM1 in the European Union and Japan. The Company retains the rights to commercialize huN901-DM1 in the United States and the rest of the world, as well as the right to manufacture the product worldwide. Under the terms of the agreement, British Biotech will be responsible for conducting the clinical trials necessary to achieve marketing approval in the United States, European Union and Japan. ImmunoGen is responsible for the remaining preclinical development, and will be reimbursed for manufacturing the product for clinical trials. British Biotech paid a fee of $1.5 million for its territorial rights to huN901-DM1, which has been deferred, to be recorded as revenue as the Company completes its preclinical development obligations. Upon approval of the product for marketing in the United States, the Company will pay to British Biotech a one-time milestone payment of $3.0 million. ImmunoGen will receive royalties on sales of huN901-DM1 in the European Union and Japan.



    In September 2000, the Company entered into a collaboration agreement with Abgenix. The agreement provides Abgenix with access to the Company's maytansinoid TAP technology for use with Abgenix's antibodies along with options to obtain product licenses for antigen targets. The Company expects to receive a total of $5.0 million in technology access fee payments, of which it received $3.0 million in October 2000, as well as potential milestone payments and royalties on net sales of any resulting products. The $3.0 million initial access fee has been recorded as deferred revenue and will be recognized over the period of the collaboration agreement. In addition, on September 7, 2000 Abgenix purchased $15.0 million of the Company's common stock in accordance with the agreement. Abgenix has the right to extend its options for a specified period of time for an extension fee. Our agreement with Abgenix will terminate once the specified time period during which the Company has given Abgenix access to its technology ends. Either party can terminate the agreement for any material breach by the other party that remains uncured for a certain period of time.



    In September 2000, the Company entered into a collaboration agreement with MorphoSys of Martinsried, Germany. Pursuant to this agreement, MorphoSys will identify fully human antibodies against a specific cell surface marker that the Company has identified through its apoptosis research and is associated with a number of forms of cancer. The Company intends to develop products using antibodies generated by MorphoSys against this marker. The Company paid MorphoSys a $825,000 technology access payment and will pay development-related milestone payments and royalties on net

                                IMMUNOGEN, INC.

                                  (UNAUDITED)



2. AGREEMENTS (CONTINUED)


sales of any resulting products. The Company can terminate this agreement unilaterally at any time and either party can terminate the agreement for any material breach by the other party that remains uncured for a certain period of time.



3. MINORITY INTEREST


    In July 1997, ATI entered into a collaboration agreement with BioChem
Pharma Inc. ("BioChem"), a large Canadian biopharmaceutical company. This agreement grants BioChem an exclusive worldwide license to ATI's proprietary screens based on two families of proteins involved in apoptosis, for use in identifying leads for anti-cancer drug development. As of April 2000, BioChem has fulfilled all of its funding obligations under the agreement by purchasing a total of $11.125 million in non-voting, non-dividend-bearing convertible preferred stock of ATI.

    In April 2000, BioChem informed ATI of its decision not to extend the agreement beyond its scheduled July 31, 2000 termination date. Consequently, under the terms of the agreement, rights to all screens delivered to BioChem will revert to ATI effective August 1, 2000. However, certain provisions pertaining to the license of any products resulting from the collation will remain in force. As of August 1, 2000, no compound leads were identified. Until July 31, 2000, all remaining proceeds of the $11.125 million BioChem investment in ATI were restricted to support the research and development activities of the collaboration. After that date, all residual proceeds will represent unrestricted assets of ATI.

    The preferred stock issued to BioChem is convertible into ATI common stock at any time after three years from the date of first issuance, at a conversion price equal to the then current market price of the ATI common stock, but in any event at a price that will result in BioChem acquiring at least 15% of the then outstanding ATI common stock. Through September 30, 2000, 11,125 shares of ATI preferred stock were issued to BioChem, representing a 15% minority interest (on an if-converted and fully-diluted basis) in the net equity of ATI. This minority interest portion of ATI's loss reduced ImmunoGen's net loss in the three-month period ended September 30, 1999 by $25,290. Based upon an independent appraisal, approximately 3% of the $11.125 million invested to date, or approximately $334,000, has been allocated to the minority interest in ATI, with the remainder, or approximately $10.791 million allocated to the Company's equity.

    As part of the BioChem agreement, BioChem also received warrants to purchase shares of ImmunoGen Common Stock equal to the amount invested in ATI during the three-year research term. Beginning July 31, 2000, these warrants are exercisable for a number of shares of ImmunoGen Common Stock determined by dividing $11.125 million, the amount of BioChem's investment in ATI, by the market price of ImmunoGen Common Stock on the exercise date, subject to certain limitations imposed by the Nasdaq Stock Market rules, which limit the sale or issuance by an issuer of certain securities at a price less than the greater of book or market value. Consequently, BioChem's ability to convert all of its ImmunoGen warrants into ImmunoGen Common Stock is limited to a total of 20% of the number of shares of ImmunoGen's Common Stock outstanding on the date of the initial transaction to the extent that the conversion price would be less than the market price of ImmunoGen Common Stock on that date, unless stockholder approval for such conversion is obtained, if required, or unless the Company has obtained a waiver of that requirement. The exercise price is payable in cash or shares of ATI's preferred stock, at BioChem's option. The warrants are expected to be exercised

                                IMMUNOGEN, INC.

                                  (UNAUDITED)



3. MINORITY INTEREST (CONTINUED)

only in the event that the shares of ATI common stock do not become publicly traded. ImmunoGen expects that BioChem will use its shares of ATI preferred stock, in lieu of cash, to exercise the warrants.


4. CAPITAL STOCK


    In July 2000, a holder of warrants originally issued in connection with a private placement of the Company's Series A Convertible Preferred Stock exercised his right to acquire 50,000 shares of Common Stock at $3.11 per share. Proceeds from this warrant exercise will be used to fund current operations.

    In September 2000, a holder of warrants originally issued in connection with a private placement of the Company's Series A Convertible Preferred Stock exercised his right to acquire 50,000 shares of Common Stock at $3.11 per share. Proceeds from this warrant exercise will be used to fund current operations.


    In September 2000, holders of warrants originally issued in connection with a private placement of the Company's Series B Convertible Preferred Stock exercised their rights to acquire 176,569 shares of Common Stock at $5.49 per share. Proceeds from this warrant exercise will be used to fund current operations.



    In September 2000, holders of warrants originally issued in connection with a private placement of the Company's Series D Convertible Preferred Stock exercised their rights to acquire 27,273 shares of Common Stock at $1.94 per share. Proceeds from this warrant exercise will be used to fund current operations.



    During the three-month period ended September 30, 2000, holders of options issued through the Company's 1986 Incentive Stock Option Plan, as amended, exercised their rights to acquire an aggregate of 214,101 shares at prices ranging from $0.84 per share to $14.75 per share. The total proceeds from these option exercises, $508,158, will be used to fund current operations.

---------------------------------------------------------
---------------------------------------------------------

                                4,000,000 Shares

                                     [LOGO]

                                  Common Stock

                               ------------------
                                   PROSPECTUS
                               ------------------

                                    SG COWEN
                               ROBERTSON STEPHENS
                          ADAMS, HARKNESS & HILL, INC.

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee........................................    34,080
NASD Filing Fee.............................................    13,308
Nasdaq Listing Fee..........................................    17,500
Legal Fees and Expenses.....................................   100,000
Accounting Fees and Expenses................................    60,000
Printing and Engraving Expenses.............................    50,000
Miscellaneous...............................................     5,112
                                                              --------
TOTAL.......................................................   280,000
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Article 6(d) of the Registrant's Restated Articles of Organization provides as follows:

    "(d) The liability of the Directors of the Corporation shall be limited to the fullest extent permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law."

    Section 6.6 of the Registrant's By-Laws provides as follows:

    "Section 6.6 Indemnification of Officers, Directors, and Members of the Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director of member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

    Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

    The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

    The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms "officer," "Director," and "member of the Scientific Advisory Board" include their respective heirs, executors, and administrators.


ITEM 16. EXHIBITS.



       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            Form of Underwriting Agreement

         3.1*           Article 4 of the Restated Articles of Organization of the
                          Registrant (previously filed as Exhibit No. 3.1 to the
                          Registrant's Registration Statement on Form S-1, File No.
                          33-38883, and incorporated herein by reference)

         3.2*           By-Laws, as amended, of the Registrant (previously filed as
                          Exhibit 3.2 to the Registrant's annual report on Form 10-K for the fiscal year ended June 30, 1990, and incorporated
                          herein by reference)

         4.1*           Form of Common Stock Certificate (previously filed as
                          Exhibit No. 4.2 to the Registrant's Registration Statement
                          on Form S-1, File No. 33-31219, and incorporated herein by reference)

         5.1**          Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                          P.C., with respect to the legality of the securities being registered

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2**          Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                          P.C. (included in Exhibit 5.1)

        24.1            Power of Attorney (included on signature page)


------------------------

*   Previously filed.

**  To be filed by amendment.


ITEM 17. UNDERTAKINGS.


    (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this Amendment No. 1 to the Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on October 27, 2000.



                                                       IMMUNOGEN, INC.

                                                       By:              /s/ MITCHEL SAYARE
                                                            -----------------------------------------
                                                                 Mitchel Sayare, CHAIRMAN OF THE
                                                                       BOARD, PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER



                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 1 to the Form S-3 Registration Statement has been signed below by the following persons in the capacities held on the dates indicated.



                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----
                                            Chairman of the Board of Directors,
            /s/ MITCHEL SAYARE                President and Chief Executive
    ---------------------------------         Officer (principal executive officer  October 27, 2000
              Mitchel Sayare                  and interim principal financial
                                              officer)

                    *
    ---------------------------------       Executive Vice President, Science and   October 27, 2000
            Walter A. Blattler                Technology, Treasurer and Director

           /s/ JAMES T. PHAYRE
    ---------------------------------       Controller (principal accounting        October 27, 2000
             James T. Phayre                  officer)

    ---------------------------------       Director                                October   , 2000
             David W. Carter

                    *
    ---------------------------------       Director                                October 27, 2000
           Michael R. Eisenson

                    *
    ---------------------------------       Director                                October 27, 2000
             Stuart F. Feiner

                    *
    ---------------------------------       Director                                October 27, 2000
            Mark S. Skaletsky



* By executing his name hereto on October 27, 2000, Mitchel Sayare is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



              /s/ MITCHEL SAYARE
        ------------------------------
                Mitchel Sayare
By:            Attorney-in-fact

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            Form of Underwriting Agreement

         3.1*           Article 4 of the Restated Articles of Organization of the
                        Registrant (previously filed as Exhibit No. 3.1 to the
                        Registrant's Registration Statement on Form S-1, File No.
                        33-38883, and incorporated herein by reference)

         3.2*           By-Laws, as amended, of the Registrant (previously filed as
                        Exhibit 3.2 to the Registrant's annual report on Form 10-K for the fiscal year ended June 30, 1990, and incorporated
                        herein by reference)

         4.1*           Form of Common Stock Certificate (previously filed as
                        Exhibit No. 4.2 to the Registrant's Registration Statement on Form S-1, File No. 33-31219, and incorporated herein by reference)

         5.1**          Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C., with respect to the legality of the securities being registered

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2**          Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5.1)

        24.1            Power of Attorney (included on signature page)


------------------------

*   Previously filed.

**  To be filed by amendment.